EXHIBIT 10.1

EXECUTION COPY

$160,000,000 CREDIT AGREEMENT

Dated as of August 18, 2004

among

CERADYNE, INC.

and

CERADYNE ESK, LLC,

as US Borrowers and Guarantors

and

ESK CERAMICS GMBH & CO. KG,

as Foreign Borrower and Guarantor

and

THE SUBSIDIARY GUARANTORS

NAMED HEREIN

and

THE INITIAL LENDERS, THE SWING LINE BANK AND INITIAL ISSUING BANK

NAMED HEREIN,

as Initial Lenders, Swing Line Bank and Initial Issuing Bank

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

and

UNION BANK OF CALIFORNIA, N.A. and COMERICA BANK,

as Co-Syndication Agents

and

U.S. BANK, NATIONAL ASSOCIATION and THE NORTHERN TRUST COMPANY,

as Co-Documentation Agents

and

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Bookrunner

ARTICLE III

CONDITIONS OF LENDING AND
ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit	46

SECTION 3.02. Conditions Precedent to Release of Funds from Escrow	52

SECTION 3.03. Conditions Precedent to Each Borrowing and Issuance and Renewal	52

SECTION 3.04. Determinations Under Section 3.01	52

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties	53

SECTION 4.02. Representation and Warranty of Parent	60

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants	61

SECTION 5.02. Negative Covenants	66

SECTION 5.03. Reporting Requirements	74

SECTION 5.04. Financial Covenants	76

SECTION 5.05. Limitations of Undertakings	77

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	78

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default	81

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action	81

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(s)	-	Environmental Liabilities
Schedule 4.01(u)	-	Open Years
Schedule 4.01(x)	-	Existing Debt
Schedule 4.01(y)	-	Surviving Debt
Schedule 4.01(z)	-	Liens
Schedule 4.01(aa)	-	Owned Real Property
Schedule 4.01(bb)	-	Leased Real Property
Schedule 4.01(cc)	-	Investments
Schedule 4.01(dd)	-	Intellectual Property
Schedule 4.01(ee)	-	Material Contracts

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit A-3	-	Form of Swing Line Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Notice of Swing Line Borrowing
Exhibit B-3	-	Form of Notice of Issuance
Exhibit B-4	-	Form of Notice of Conversion
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E-1	-	Form of German Pledge Agreement
Exhibit E-2	-	Form of German Account Pledge Agreement
Exhibit E-3	-	Form of German Global Assignment Agreement
Exhibit E-4	-	Form of German Assignment of Claims Agreement
Exhibit E-5	-	Form of German Security Transfer Agreement
Exhibit E-6	-	Form of French Pledge Agreement
Exhibit F	-	Form of Solvency Certificate
Exhibit G-1	-	Form of Legal Opinion of Stradling Yocca Carlson & Rauth
Exhibit G-2	-	Form of Legal Opinion of Hogan & Hartson Raue
Exhibit H	-	Form of Guaranty Supplement
Exhibit I	-	Form of Escrow Agreement

v

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of August 18, 2004 among CERADYNE, INC., a Delaware corporation (“Ceradyne”), CERADYNE ESK, LLC, a Delaware limited liability company (“ESK LLC”; and together with Ceradyne, the “US Borrowers”), ESK CERAMICS GMBH & CO. KG (“ESK KG” or the “Foreign Borrower”; and collectively with the US Borrowers, the “Borrowers”), CERADYNE, ESK LLC, ESK KG AND THE SUBSIDIARY GUARANTORS (as hereinafter defined) as Guarantors, the banks, financial institutions and other lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), the bank listed on the signature pages hereof as the Initial Issuing Bank (the “Initial Issuing Bank”), the bank listed on the signature pages hereof as the provider of the Swing Line Facility (as hereafter defined) (the “Swing Line Bank” and, together with the Initial Issuing Bank and the Initial Lenders, the “Initial Lender Parties”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), Wachovia, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), UNION BANK OF CALIFORNIA, N.A. and COMERICA BANK, as co-syndication agents, U.S. BANK, NATIONAL ASSOCIATION and THE NORTHERN TRUST COMPANY, as co-documentation agents, and WACHOVIA CAPITAL MARKETS, LLC (“WCM”), as sole bookrunner (in such capacity, the “Bookrunner”) and as sole lead arranger (in such capacity, the “Arranger”).

PRELIMINARY STATEMENTS:

(1) ESK LLC was formed by Ceradyne to acquire (the “Acquisition”) the Sale Interest and the Sale Share (as each term is defined in the Purchase Agreement referred to below) in ESK KG and ESK Ceramics Geschaftsfuehrungs GmbH (“ESK GmbH”), respectively (collectively, the “Target”) pursuant to the Sale and Purchase Agreement dated as of June 30, 2004 among Ceradyne, ESK LLC, ESK GmbH and Wacker-Chemie GmbH (the “Purchase Agreement”).

(2) In connection with the Acquisition, the Borrowers desire to obtain from the Lender Parties financings (collectively, the “Financings”) in an aggregate principal amount of $160,000,000, comprised of (a) $110,000,000 in aggregate cash proceeds from a seven year senior secured term loan facility, and (b) $50,000,000 from a five year senior secured revolving facility with a subfacility for letters of credit and a subfacility for swing line loans, the proceeds of which will be used for (i) financing in part the Acquisition and related transaction costs and (ii) the ongoing general corporate requirements of the Borrowers and their Subsidiaries, including permitted acquisitions and investments.

(3) The Lender Parties have indicated their willingness to provide the Financings, but only on and subject to the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Collateral Documents and the provision of the guarantees pursuant to the Guaranties.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts” has the meaning specified in Section 9-102 of the UCC.

“Acquisition” has the meaning specified in the Preliminary Statements.

“Acquisition Date” means the date upon which the Transfer is consummated.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Wachovia at its office at 201 South College Street, Charlotte Plaza 8th Floor, Charlotte, North Carolina 28288, Account No. 5000000055474, Account Name: Ceradyne, Attention: Syndication Agency Services, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a Term Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to all obligations thereunder (including the amount of any termination payments that would be payable on such date if the Hedge Agreement were terminated).

“Agents” means the Administrative Agent, the Collateral Agent, the Arranger and the Bookrunner.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest established by Wachovia in Charlotte, North Carolina, from time to time, as its prime rate for dollars loaned in the United States of America; and

(b) ½ of 1% per annum above the Federal Funds Rate.

The Alternate Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit or to other banks. Any change in such rate announced by Wachovia shall take effect upon the earlier of the date of (i) the announcement and (ii) the establishment of such change.

“Annualized Basis” means, with respect to the determination of any amount for any period (for purposes of this definition, the “Subject Period”), the product obtained by multiplying (a) the amount accrued during the period commencing with (and including) the Closing Date and ending on the last day of the Subject Period and (b) the quotient obtained by dividing (x) 365 days by (y) the number of days from (and including) the Closing Date to (and including) the last day of the Subject Period (it being agreed that the first day of the last fiscal quarter of the fiscal year ending December 31, 2004 shall be October 1, 2004).

“Applicable Commitment Fee Percentage” means, with respect to commitment fees payable pursuant to Section 2.08(a), a percentage per annum determined by reference to the Leverage Ratio on the relevant payment date as set forth below:

Leverage Ratio	Commitment Fee
>3.00	0.500%
> 2.50 but ≤ 3.00	0.500%
> 1.50 but ≤ 2.50	0.450%
≤ 1.50	0.375%

“Applicable Currency” means (a) in the case of Dollar Swing Line Advances, Dollars and (b) in the case of Foreign Currency Swing Line Advances and Letters of Credit denominated in Foreign Currency, the Foreign Currency in which such Advances or Letters of Credit are to be made as selected pursuant to the relevant Notice of Swing Line Borrowing or Notice of Issuance.

“Applicable Lending Office” means (a) with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s LIBOR Lending Office in the case of a LIBOR Rate Advance and (b) with respect to the Issuing Bank and the Swing Line Bank, the Domestic Lending Office of the Issuing Bank and the Swing Line Bank, respectively, for all purposes of this Agreement.

“Applicable Margin” means (a) in respect of the Term Facility, 2.00% per annum with respect to LIBOR Rate Advances and 1.00% per annum with respect to Alternate Base Rate Advances and (b) with respect to the Revolving Credit Facility, for the initial period commencing on the Closing Date through the end of the first full fiscal quarter of the Borrowers after the Closing Date, 2.00% per annum, and thereafter, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	LIBOR Rate Advances and Letters of Credit
Level I: > 3.00	1.00%	2.25%
Level II: > 2.50 but ≤ 3.00	0.75%	2.00%
Level III: > 1.50 but ≤ 2.50	0.50%	1.75%
Level IV: ≤ 1.50	0.25%	1.50%

The Applicable Margin shall be determined by reference to the Leverage Ratio in effect (i) in respect of Base Rate Advances, from time to time, and (ii) in respect of LIBOR Rate Advances, on the first day of the relevant Interest Period, provided, however, that (A) no change in the Applicable Margin shall be effective until five Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Chief Financial Officer of Ceradyne demonstrating such Leverage Ratio and, provided, further, that if the financial statements and certificate described above are not delivered as required by Sections 5.03(b) or (c), as the case may be, the Applicable Margin shall be at Level I until such financial statements and certificate have been so delivered.

“Appropriate Lender” means, at any time, with respect to (a) any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender, and (c) with respect to the Swing Line Facility, (i) the Swing Line Bank and (ii) if the Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Arranger” has the meaning specified in the recital of parties to this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any law of the type referred to in Section 6.01(f) or title 11, United States Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Bookrunner” has the meaning specified in the recital of parties to this Agreement.

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a Term Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means (a) a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and (b) if the applicable Business Day relates to any LIBOR Rate Advances, a day of the year on which dealings are carried on in the London interbank market and (c) if the applicable Business Day relates to any Foreign Currency Swing Line Advance or Letter of Credit issued to the Foreign Borrower, any day described in clause (a) and a day on which banks are open for general business in Frankfurt am Main, Germany or the country where the relevant disbursement or payment office of the Administrative Agent or its applicable Correspondent is located.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrowers or any of their Subsidiaries free and clear of all Liens other than Liens created or permitted under the Collateral Documents and having a maturity of not greater than 180 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP as Current Assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Ceradyne” has the meaning specified in the recital of parties to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means, at any time:

(a) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Interests in Ceradyne (including through securities convertible into or exchangeable for such Voting Interests) representing 35% or more of the combined voting power of all of the Voting Interests in Ceradyne (on a fully diluted basis) or (ii) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors (or the persons performing similar functions) of Ceradyne;

(b) during any period of 12 consecutive months, whether commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were Continuing Directors of Ceradyne shall cease for any reason to constitute a majority of the board of directors of Ceradyne; or

(c) ESK LLC and/or the Foreign Borrower shall cease to be wholly-owned, directly or indirectly, by Ceradyne.

“Closing Date” means the first date on or prior to August 31, 2004 on which the conditions set forth in Sections 3.01 and 3.03 shall have been satisfied.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Foreign Collateral Agreements, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j) or (k), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” and “Consolidated Net Loss” means, respectively, for any period, the aggregate net income or loss from continuing operations of Ceradyne and its Subsidiaries on a Consolidated basis.

“Contingent Obligation” means, with respect to any Person, without duplication, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means, for any period, an individual who is a member of the board of directors (or the persons performing similar functions) of a Borrower on the first day of such period or who has been nominated to the board of directors (or the persons performing similar functions) of such Borrower by a majority of the other Continuing Directors who were members of the board of directors (or the persons performing similar functions) of such Borrower at the time of such nomination.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Correspondent” means Wachovia Bank, National Association, London branch, or any other financial institution designated in writing by the Administrative Agent or Issuing Bank to act as its correspondent hereunder in respect of the disbursement and payment of Foreign Currency Swing Line Advances or Letters of Credit issued to the Foreign Borrower.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means all liabilities of such Person that would, in accordance with GAAP, be classified as current liabilities of a company conducting a business the same as or similar to that of such Person.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money and all Obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business (unless being contested in good faith and by appropriate proceedings diligently conducted)), (c) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Obligations of such Person as lessee under Capitalized Leases, (e) all Obligations of such Person under acceptance, letters of credit or other similar arrangements or credit support facilities, (f) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Contingent Obligations and Off-Balance Sheet Obligations of such Person, (h) all Obligations of such Person under any Hedge Agreement, and (i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided, however, that the amount of Debt of any Person for purposes of this clause (i) shall be limited to the lesser of (x) the aggregate unpaid principal amount of such Debt and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Debt for Borrowed Money” of any Person means, at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person and all Off-Balance Sheet Obligations of such Person at such date.

“Debt Ratings” of Ceradyne means, at any time, the then current senior secured long-term bank debt ratings by S&P and Moody’s.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” has the meaning specified in Section 2.15.

“Dollars” means U.S. dollars.

“Dollar Swing Line Advance” has the meaning specified in Section 2.01(c).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the US Borrowers and the Administrative Agent.

“EBITDA” means, for any period, the sum of (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period plus (b) the sum of (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, and (v) any non-cash nonrecurring or extraordinary losses approved by the Administrative Agent in its reasonable discretion, in each case which were deducted in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Borrowers and their Subsidiaries on a Consolidated basis for such period.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a commercial bank organized under the laws of the United States, or any State thereof, and having capital and surplus and undivided profits aggregating at least $500,000,000; (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $300,000,000; and (f) any other Person (other than a natural person) approved by (i) the US Borrowers (the approval of which shall not be unreasonably withheld or delayed), (ii) the Administrative Agent, and (iii) in the case of any assignment of a Revolving Credit Commitment, the US Borrowers (the approval of which shall not be unreasonably withheld or delayed), the Issuing Bank and the Administrative Agent; provided that the US Borrowers shall not have consent rights in connection with any of the foregoing if a Default has occurred and is continuing. “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Subsidiaries or Affiliates.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind), proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equivalent” in Dollars of any Foreign Currency on any date means the equivalent in Dollars of such Foreign Currency determined by using the quoted spot rate at which the Administrative Agent’s principal office in London, England offers to exchange Dollars for such Foreign Currency at the close of business on the Business Day immediately preceding any date of determination thereof (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Foreign Currency of Dollars means the equivalent in such Foreign Currency of Dollars determined by using the quoted spot rate at which the Administrative Agent’s principal office in London, England offers to exchange such Foreign Currency for Dollars at the close of business on the Business Day immediately preceding any date of determination thereof (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b), (c), (m), or (o) of the Internal Revenue Code.

“ERISA Event” means (a) unless the applicable 30-day notice requirement with respect to such event has been waived by the PBGC, (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Account” means the escrow account maintained with HypoVeriensbank pursuant to the Escrow Agreement with respect to funds deposited therein consisting of the purchase price for the Acquisition.

“Escrow Agents” has the meaning specified in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 3.01(a)(xiv).

“ESK GmbH” has the meaning specified in the Preliminary Statements to this Agreement.

“ESK LLC” has the meaning specified in the recital of parties to this Agreement.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period commencing with the Fiscal Year ending December 31, 2005, an amount (if positive) equal to (a) Consolidated EBITDA for such period minus (b) the sum, without duplication, of the amounts payable in such period of (i) expenditures payable in connection with any Permitted Acquisition, (ii) fees, costs and expenses incurred by Ceradyne and its Subsidiaries in connection with any Permitted Acquisition, (iii) Capital Expenditures, (iv) Interest Expense payable in cash with respect to such period, (v) the provision for current taxes based on income of Ceradyne and its Subsidiaries on a consolidated basis and payable in cash with respect to such period, and (vi) regularly scheduled and optional repayments or prepayments of principal on outstanding Debt, plus or minus, as the case may be, any changes in Working Capital for such period.

“Existing Debt” means Debt of Ceradyne and its Subsidiaries outstanding immediately before the occurrence of the Closing Date.

“Existing Target Debt” means all Debt of the Foreign Borrower and its Subsidiaries immediately prior to the Acquisition Date.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that, so long as no Event of Default has occurred and is continuing, an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (A) do not exceed, individually or in the aggregate, $2,000,000 or (B) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made within 6 months after the occurrence of such damage or loss.

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Facility, or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated June 29, 2004, between Ceradyne, the Administrative Agent and WCM, as the same may be amended.

“Fiscal Year” means a fiscal year of Ceradyne and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, for any period and on a Consolidated basis, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters then ending, minus Capital Expenditures during such four consecutive fiscal quarter period to (b) the sum of (i) Interest Expense during such four consecutive fiscal quarter period excluding any interest which according to its terms is not required to be paid in cash, plus (ii) scheduled repayments of principal of Debt for such four consecutive fiscal quarter period whether or not actually paid during such period, and (iii) amounts in respect of cash taxes arising during such four consecutive fiscal quarter period actually paid during such period; provided that, in the event the applicable four consecutive fiscal quarter period would include any period of time prior to the Closing Date, the amounts referred to in (b) above shall be determined, for the purposes of calculation of the Fixed Charge Coverage Ratio, on an Annualized Basis.

“Foreign Borrower” has the meaning specified in the recital of parties to this Agreement.

“Foreign Borrower’s Account” means the account of the Foreign Borrower maintained by the Foreign Borrower with the Correspondent in London, England, or such other account as the Foreign Borrower shall specify in writing to the Administrative Agent.

“Foreign Collateral Agreements” means the German Collateral Agreements and the French Pledge Agreement.

“Foreign Currency” means the lawful currency of the European Economic Monetary Union.

“Foreign Currency Swing Line Advance” has the meaning specified in Section 2.01(c).

“Foreign Loan Party” has the meaning specified in Section 9.15(c).

“French Pledge Agreement” has the meaning specified in Section 5.01(u).

“French Subsidiary” means ESK Ceramics France SASU, a wholly-owned Subsidiary of ESK KG.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means the Consolidated total Debt for Borrowed Money of Ceradyne and its Subsidiaries plus the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder (excluding performance based letters of credit issued to the Loan Parties’ customers in connection with certain long-term contracts).

“GAAP” has the meaning specified in Section 1.03.

“German Collateral Agreements” has the meaning specified in Section 3.01(a)(iii).

“German Guarantor” means ESK KG and any other Guarantor that is incorporated or otherwise established under the laws of Germany, if any.

“German Loan Party” means the Foreign Borrower or any other German Guarantor.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantors” means Ceradyne, ESK LLC, ESK KG and the Subsidiary Guarantors; provided, however, that in no event will a Subsidiary that is a CFC be a Guarantor if being such would result in a material tax liability for a Borrower.

“Guaranties” means the guaranty of each Guarantor set forth in Article VIII and each guaranty delivered pursuant to Section 5.01(j) or (k).

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Hedge Bank” means any Lender Party or Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement and any counterparty to such Secured Hedge Agreement that was a Lender Party or Affiliate of a Lender Party at the time such Secured Hedge Agreement was entered into.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated July, 2004 used by the Arranger based on information provided by Ceradyne in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank”, “Initial Lender Parties” and “Initial Lenders” each has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, by which its benefit liabilities, as defined in Section 4001(a)(16) of ERISA, determined using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Plan, exceeds the fair market value of such Plan’s assets.

“Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(iv).

“Intercompany Loan Liabilities” has the meaning specified in Section 3.01(k).

“Interest Expense” means, for any period and for Ceradyne and its Subsidiaries, the sum of net interest expense calculated without duplication on a Consolidated basis (including, without limitation, net costs under Hedge Agreements and amortization of debt discount in respect of all Debt for Borrowed Money of the Borrowers and their Subsidiaries, in each case, during such period).

“Interest Period” means, for each LIBOR Rate Advance comprising part of the same Borrowing, the period commencing on the date of such LIBOR Rate Advance or the date of the Conversion of any Base Rate Advance into such LIBOR Rate Advance, and ending on the last day of the period selected by the US Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the US Borrowers pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the US Borrowers may, upon written notice received by the Administrative Agent not later than 1:00 P.M. (Charlotte time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the US Borrowers may not select any Interest Period with respect to any LIBOR Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of LIBOR Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for LIBOR Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (g) or (i) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Collateral Account” has the meaning specified in the Security Agreement.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(d)(ii).

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means a funding made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into an Assignment and Acceptance, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the amount of the Issuing Bank’s Letter of Credit Commitment at such time and (b) $15,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(d).

“Leverage Ratio” means, at any date of determination, the ratio of Funded Debt to Consolidated EBITDA of Ceradyne and its Subsidiaries for the most recent period of four consecutive full fiscal quarters.

“LIBOR Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “LIBOR Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify in writing to the Borrowers and the Administrative Agent.

“LIBOR Rate” means, for any Interest Period for all LIBOR Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars, or (ii) if such rate is for any reason not available, the rate per annum equal to the rate that the Administrative Agent or its designee determines to be the rate or the arithmetic mean of rates at which Wachovia offers Dollar deposits to first tier banks in the London interbank market, in each case, at or about 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia’s LIBOR Rate Advance comprising part of such Borrowing, by, in each case, (b) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period.

“LIBOR Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“LIBOR Rate Reserve Percentage” for any Interest Period for all LIBOR Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Advances is determined) having a term equal to such Interest Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Guaranties, (e) the Fee Letter, (f) each Letter of Credit Agreement and (g) any certificate, letter or other document executed in connection herewith or therewith or pursuant hereto or thereto.

“Loan Parties” means the Borrowers and any other Guarantors.

“Local Time” means the local time in effect at the applicable Payment Office.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, properties, assets, liabilities, operations, financial condition or prospects of Ceradyne and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, financial condition, assets, liabilities or prospects of Ceradyne and its Subsidiaries taken as a whole, (b) the ability of any party to any Loan Documents evidencing the Facilities or any guaranty or security document related thereto to perform their obligations thereunder or (c) the validity or enforceability of any Loan Documents or the rights and remedies of the Lender Parties.

“Material Contract” means, with respect to any Person, (a) the Purchase Agreement, (b) each contract to which such Person is a party involving aggregate consideration payable to or by such Person of equal to or more than 10% of Ceradyne’s revenue per annum, or (c) any other contract the failure by such Person to comply with which could reasonably be likely to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to (a) any sale, lease, transfer or other disposition of any asset or (b) the incurrence or issuance of any Debt or (c) the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, or (d) any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (ii) the amount of taxes payable in connection with or as a result of such transaction and (iii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or within 5 days thereafter), actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (ii) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Loan Party’s or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder; provided further that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds shall not include any cash receipts from any transaction described in clause (a) above to the extent (A) such cash receipts are reinvested in the business of the Borrowers and their Subsidiaries within 6 months after the date of receipt thereof or (B) the proceeds of such cash receipts (individually or in the aggregate) shall not exceed $2,000,000.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(d).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Off Balance Sheet Obligation” means, with respect to any Person, any Obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such Obligations would give rise to a claim against such Person in a proceeding referred to in Section 6.01(f).

“Open Year” has the meaning specified in Section 4.01(u)(iii).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means, with respect to the Administrative Agent, (a) for all purposes other than as specified in clause (b), the office of the Administrative Agent designated as its payment office for payments in Dollars located at 201 South College Street, Charlotte Plaza 8th Floor, Charlotte, North Carolina 28288 and (b) in the case of Foreign Currency Swing Line Advances and Letters of Credit issued to the Foreign Borrower, the office of the Correspondent.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquisitions” means any Investment or asset acquisition permitted by Section 5.02(f)(v) hereof.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights-of-way, restrictions, encroachments, protrusions, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Ceradyne or any of its Subsidiaries; (e) Liens arising from filing UCC financing statements relating to operating leases; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (g) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (h) Liens for notice purposes only arising in connection with Permitted Sale and Lease-back Arrangements; provided that, with respect to each Permitted Sale and Lease-back Arrangement, such notice Liens extend only to the property subject to such Permitted Sale and Lease-back Arrangement.

“Permitted Sale and Lease-back Arrangement” means any arrangement where a Borrower becomes or remains liable as lessee with respect to any lease, entered into after the Closing Date, whether or not a Capitalized Lease, of any property (whether real, personal or mixed) which such Borrower or any of its Subsidiaries has sold or transferred or is to sell or is to transfer to any other Person (other than Ceradyne or any of its Subsidiaries); provided that the aggregate amount of all such Permitted Sale and Lease-back Arrangements consummated after the Closing Date shall not exceed $20,000,000 at any time outstanding.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Process Agent” has the meaning specified in Section 9.15(c).

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Purchase Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Receivables” means all Receivables referred to in Section 1(c) of the Security Agreement.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (iii) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and outstanding at such time and Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit (a) shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments and (b) in the case of Foreign Currency Swing Line Advances and Letters of Credit denominated in Foreign Currency, shall be based on the Equivalent in Dollars of the principal amount thereof on such date of determination.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Revolving Credit Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and outstanding at such time and Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit (a) shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments and (b) in the case of Foreign Currency Swing Line Advances and Letters of Credit denominated in Dollars, shall be based on the Equivalent in Dollars of the principal amount thereof on such date of determination.

“Required Term Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Advances outstanding at such time; provided, however, that if any Lender making Term Advances shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Term Lenders at such time the aggregate principal amount of the Term Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Requisite Lenders” means, at any time, Lenders owed or holding at least 75% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Requisite Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (iii) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and outstanding at such time and Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit (a) shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments and (b) in the case of Foreign Currency Swing Line Advances and Letters of Credit denominated in Foreign Currency, shall be based on the Equivalent in Dollars of the principal amount thereof on such date of determination.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of a US Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances made by such Lender, as amended, endorsed or replaced.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Secured Hedge Agreement” means any Hedge Agreement permitted or required by Article V that is entered into by and between any Loan Party and any Hedge Bank and that is secured by the Collateral Documents.

“Secured Obligations” means, collectively, the “Secured Obligations” defined in or otherwise covered by the Security Agreement and the Foreign Collateral Agreements.

“Secured Parties” means the Agents and the Lender Parties and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Seller” means Wacker-Chemie GmbH, as seller under the Purchase Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means, collectively, any Debt of any Loan Party subordinated in right and time of payment to the Obligations under the Loan Documents with a maturity no earlier than a date that is six (6) months after the Termination Date and containing such other terms and conditions (including, without limitation, subordination terms, covenants and defaults), in each case as are satisfactory to the Administrative Agent.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such Person or like board (irrespective of whether at the time capital stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Debt” means Debt of Ceradyne and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

“Subsidiary Guarantors” means each Subsidiary of Ceradyne listed on Schedule II hereto and each Subsidiary of the Borrowers that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j) or (k).

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c), or (b) any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means Wachovia Bank, National Association.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.02(b).

“Swing Line Facility” has the meaning set forth in Section 2.01(c).

“Swing Line Note” means a promissory note of the Foreign Borrower payable to the order of the Swing Line Bank, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Foreign Borrower to the Swing Line Bank resulting from the Swing Line Advances made by the Swing Line Bank to the Foreign Borrower, as amended, endorsed or replaced.

“Target” has the meaning specified in the Preliminary Statements to this Agreement.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advance” has the meaning specified in Section 2.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment or has made Term Advances.

“Term Note” means a promissory note of a US Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Term Advance made by such Lender, as amended, endorsed or replaced.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Term Commitments pursuant to Section 2.05 or 6.01 and (b)(i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, August 18, 2009, and (ii) for purposes of the Term Facility, August 18, 2011.

“Transaction” means the Acquisition and the Financings.

“Transfer” means the transfer to ESK LLC of the Sale Interest and the Sale Share (as each term is defined in the Purchase Agreement) in ESK KG and ESK GmbH, respectively,

taking effect upon registration in the commercial register of ESK KG evidencing ESK LLC as the legal owner of the Equity Interest of ESK KG.

“Type” refers to the distinction between Advances bearing interest at the Alternate Base Rate and Advances bearing interest at the LIBOR Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, an amount equal to (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate amount of all Swing Line Advances outstanding at such time (based, in respect of any outstanding Foreign Currency Swing Line Advances, on the Equivalent in Dollars of such Swing Line Advances as of such date of determination), (B) the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time.

“US Borrowers” has the meaning specified in the recital of parties to this Agreement.

“US Borrowers’ Account” means the account of the US Borrowers maintained by the US Borrowers with Wachovia at its office at its office at 201 South College Street, Charlotte Plaza 8th Floor, Charlotte, North Carolina 28288, or such other account as either US Borrower shall specify in writing to the Administrative Agent.

“VAT” means value added tax as provided for in the German Value Added Tax Act (Umsatzsteuergesetz) and any other tax of a similar nature.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” has the meaning specified in the recital of parties to this Agreement.

“WCM” has the meaning specified in the recital of parties to this Agreement.

“Withdrawal Liability” has the meaning specified in Section 4201(b) of ERISA.

“Working Capital” means the difference between (i) Current Assets of Ceradyne and its Subsidiaries (excluding cash) and (ii) Current Liabilities of Ceradyne and its Subsidiaries less the current portion of all long-term Debt of Ceradyne and its Subsidiaries.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. All notices shall be required to be in writing.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(i) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) in Dollars to the Escrow Account on behalf of either or both of the US Borrowers on the Closing Date in an amount not to exceed such Lender’s Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) in Dollars to either or both of the US Borrowers from time to time on any Business Day during the period from the Closing Date until the Termination Date in respect of the Revolving Credit Facility in an aggregate amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate minimum amount of $2,000,000 in the case of LIBOR Rate Advances or $1,000,000 in the case of Base Rate Advances, or in each case an integral multiple of $100,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the US Borrowers may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c) The Swing Line Advances. The Swing Line Bank hereby agrees, subject to the terms and conditions of this Agreement, to make Swing Line Advances (i) in Dollars to each US Borrower (each a “Dollar Swing Line Advance”) and (ii) in any Foreign Currency to the Foreign Borrower (each a “Foreign Currency Swing Line Advance”), from time to time on any Business Day during the period from the Closing Date, in the case of the US Borrowers, and from the Acquisition Date, in respect of the Foreign Borrower, until the Termination Date, in an aggregate amount (based, in respect of any Swing Line Advances denominated in a Foreign Currency, or the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Swing Line Borrowing) not to exceed at any time outstanding the lesser of: (i) $10,000,000 (the “Swing Line Facility”) and (ii) the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof (or the Equivalent thereof in any Foreign Currency determined on the date of delivery of the applicable Notice of Swing Line Borrowing). Each Dollar Swing Line Advance shall be made as a Base Rate Advance and each Foreign Currency Swing Line Advance shall be made as a LIBOR Rate Advance. Within the limits of the

Swing Line Facility and within the limits referred to in clause (ii) above, the Borrowers may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d) The Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause any Affiliate that is a commercial bank to issue on its behalf) standby letters of credit (the “Letters of Credit”) (i) in Dollars for the account of either US Borrower or (ii) in a Foreign Currency for the account of the Foreign Borrower, from time to time on any Business Day during the period from the Closing Date, in the case of the US Borrowers, and from the Acquisition Date, in respect of the Foreign Borrower, until five (5) days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (based on the Equivalent in Dollars for each Letter of Credit denominated in a Foreign Currency) (x) for all Letters of Credit not to exceed at any time the lesser of (1) the Letter of Credit Facility at such time and (2) the Issuing Bank’s Letter of Credit Commitment at such time and (y) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of such US Borrower or the Foreign Borrower, as the case may be, or the beneficiary to require renewal) later than five (5) days before the Termination Date in respect of the Revolving Credit Facility or a term of greater than twelve months, but may by its terms be renewable annually upon written notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified such US Borrower or the Foreign Borrower, as the case may be (with a copy to the Administrative Agent), on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (i) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (ii) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (iii) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five (5) days before the Termination Date in respect of the Revolving Credit Facility. If either a Notice of Renewal is not given by a US Borrower or the Foreign Borrower, as the case may be, or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(d) and request the issuance of additional Letters of Credit under this Section 2.01(d).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 1:00 P.M. (Charlotte time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBOR Rate Advances, or the same Business Day as the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by either US Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone or electronic mail, confirmed immediately in writing (by facsimile), or by telex or telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of LIBOR Rate Advances, initial Interest

Period for each such Advance. Each Appropriate Lender shall, before 1:00 P.M. (Charlotte time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to such US Borrower by crediting the US Borrowers’ Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of Swing Line Advances and any Letter of Credit Advances made by the Swing Line Bank and Issuing Bank, respectively, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank and the Issuing Bank, and such other Revolving Credit Lenders for repayment of such outstanding Swing Line Advances and Letter of Credit Advances on a pro rata basis.

(b) Each Swing Line Borrowing shall be made on notice (i) in the case of Dollar Swing Line Advances, given not later than 1:00 P.M. (Charlotte time) on the date of the proposed Swing Line Borrowing, by either US Borrower to the Swing Line Bank and the Administrative Agent and (ii) in the case of Foreign Currency Swing Line Advances, given not later than 10:00 A.M. (Local Time) on the date of the proposed Foreign Currency Swing Line Advance, by the Foreign Borrower to the Swing Line Bank, the Administrative Agent and its Correspondent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone or electronic mail, confirmed immediately in writing (by facsimile), or by telex or telecopier, in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Borrowing, and (ii) amount and Applicable Currency of such Borrowing. The Swing Line Bank will make the amount thereof available to the Administrative Agent (i) at the Administrative Agent’s Account (in the case of Dollar Swing Line Advances) and (ii) and at the office of the Correspondent (in the case of Foreign Currency Swing Line Advances), in same day funds in the currency requested by such Borrower. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to such US Borrower or the Foreign Borrower, as the case may be, in the currency requested by such Borrower by crediting the US Borrowers’ Account or the Foreign Borrower’s Account, as the case may be, or depositing such funds in any other account designated by such US Borrower or the Foreign Borrower, as the case may be. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Revolving Credit Lender’s Pro Rata Share of such outstanding Swing Line Advance in the Applicable Currency as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount in the Applicable Currency of such Swing Line Advance to be purchased by such Revolving Credit Lender. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.02(b) in respect of Swing Line Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a bankruptcy or similar proceeding or any other Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. The Borrowers hereby agree to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance in the Applicable Currency on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 1:00 P.M. (Charlotte time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Revolving Credit Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance in the Applicable Currency available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, (i) in the case of Dollar Swing Line Advances, at the Federal Funds Rate and (ii) in the case of Foreign Currency Swing Line Advances, at the Administrative Agent’s average daily cost of carrying such amount. If such Revolving Credit Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Revolving Credit Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the US Borrowers may not select LIBOR Rate Advances for (A) the initial Borrowing hereunder, and (B) until the earlier of (x) seven days following the Closing Date and (y) the completion of the primary syndication of the Facilities, as determined by the Arranger or if the obligation of the Appropriate Lenders to make LIBOR Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Revolving Credit Advances may not be outstanding as part of more than eight separate Borrowings with more than eight different Interest Periods.

(d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the US Borrowers or the Foreign Borrower, as the case may be. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBOR Rate Advances, the US Borrowers shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received written notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g) The Administrative Agent may conclusively rely on the purported genuineness of all telephonic notices, without any responsibility or liability, except for its own gross negligence or willful misconduct.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, (i) in the case of Letters of Credit denominated in Dollars, given not later than 1:00 P.M. (Charlotte time) on or prior to the third Business Day prior to the date of the proposed issuance of such Letter of Credit by either US Borrower to the Issuing Bank and (ii) in the case of Letters of Credit denominated in a Foreign Currency, given not later than 12:00 A.M. (Local Time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit by the Foreign Borrower, to the Correspondent of the Issuing Bank, which in each case shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone or electronic mail, confirmed immediately in writing (by facsimile), or by telex or telecopier, substantially in the form of Exhibit B-3 hereto, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Applicable Currency, (iii) Available Amount of such Letter of Credit (which amount shall not be less than $25,000 (or the Equivalent in Dollars thereof) (or such other amount as approved by the Administrative Agent and the Issuing Bank), (iv) expiration date of such Letter of Credit, (v) name and address of the beneficiary of such Letter of Credit and (vi) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to such US Borrower or the Foreign Borrower, as the case may be, for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (A) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (B) it has not received notice of objection to such issuance from the Required Lenders, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to such US Borrower at its office referred to in Section 9.02 or to the Foreign Borrower at the Office of the Correspondent, as the case may be, or as otherwise agreed with such US Borrower or the Foreign Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. The Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (ii) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (iii) to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount (based, in respect of any Letters of Credit that are denominated in a Foreign Currency, on the Equivalent in Dollars of such Letter of Credit as of such date of determination) during the preceding calendar quarter of all Letters of Credit.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the US Borrowers or the Foreign Borrower forthwith on the date due as provided in Section 2.04(d) (or which has been so reimbursed but must be returned or restored by the Issuing Bank because of the occurrence of an event specified in Section 6.01(f) or otherwise) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds in the Applicable Currency, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a bankruptcy or similar proceeding or any other Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent in the Applicable Currency, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount in the Applicable Currency together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent (i) in the case of Letters of Credit denominated in Dollars, at the Federal Funds Rate and (ii) in the case of Letters of Credit denominated in a Foreign Currency, at the Administrative Agent’s average cost of carrying such amount, in such case for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(d) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date

(f) Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the US Borrowers or the Foreign Borrower, as the case may be, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

SECTION 2.04. Repayment of Advances. (a) Term Advances. The US Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances on the following dates in amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.06):

Date	Amount
December 31, 2004	$275,000
March 31, 2005	$275,000
June 30, 2005	$275,000
September 30, 2005	$275,000
December 31, 2005	$275,000
March 31, 2006	$275,000
June 30, 2006	$275,000
September 30, 2006	$275,000
December 31, 2006	$275,000
March 31, 2007	$275,000
June 30, 2007	$275,000
September 30, 2007	$275,000
December 31, 2007	$275,000
March 31, 2008	$275,000
June 30, 2008	$275,000
September 30, 2008	$275,000
December 31, 2008	$275,000
March 31, 2009	$275,000
June 30, 2009	$275,000
September 30, 2009	$275,000
December 31, 2009	$275,000
March 31, 2010	$275,000
June 30, 2010	$275,000
September 30, 2010	$275,000
December 31, 2010	$275,000
March 31, 2011	$275,000
June 30, 2011	$275,000
Termination Date	$102,575,000

it being understood that the final principal installment shall be repaid on the Termination Date in respect of the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.

(b) Revolving Credit Advances. The US Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c) Swing Line Advances. The Borrowers shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of such repayment date as is agreed to by the Swing Line Bank in respect of such Swing Line Advance and the Termination Date.

(d) Letter of Credit Advances. (i) The Borrowers shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date in respect of the Revolving Credit Facility the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrowers and the Revolving Credit Lenders with respect to Letters of Credit under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrowers in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrowers in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a guarantor.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrowers may, upon at least five Business Days’ written notice to the Administrative Agent, terminate in whole or reduce in part the Unused Revolving Credit Commitments; provided, however, that each partial reduction of such Facility (i) shall be in an aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof, (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility, and (iii) shall proportionately reduce the Letter of Credit Facility and the Swing Line Facility.

(b) Mandatory. From time to time upon each repayment or prepayment of the Term Advances, the aggregate Term Commitments of the Term Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Term Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term Advances then outstanding (after giving effect to any such repayment or prepayment thereof).

SECTION 2.06. Prepayments. (a) Optional. The Borrowers may, upon at least three Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and (ii) if any prepayment of a LIBOR Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrowers shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment of any Term Advances shall be applied ratably to the installments thereof.

(b) Mandatory. (i) The Borrowers shall, on or before the 120th Day following the end of each Fiscal Year, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings and deposit an amount in the L/C Collateral Account in an amount equal to 50% of the amount of Excess Cash Flow for such Fiscal Year. No such prepayment shall reduce the Commitments under the Revolving Credit Facility or the Letter of Credit Facility or the Swing Line Facility. Each such prepayment shall be applied ratably first to the Term Facility pro rata to the scheduled amortization payments thereof and second to the Revolving Credit Facility as set forth in clause (v) below.

(ii) The Borrowers shall, on the date of receipt of the Net Cash Proceeds by Ceradyne or any of its Subsidiaries from (A) the sale, lease, transfer or other disposition of any assets of Ceradyne or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii), (iv), (v), (vi) or (vii) of Section 5.02(e)), (B) the incurrence or issuance by Ceradyne or any of its Subsidiaries of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b) but including Debt incurred or issued pursuant to Section 5.02(b)(iii)(I)), (C) the sale or issuance by Ceradyne or any of its Subsidiaries of any Equity Interests (including, without limitation, receipt of any capital contribution) and (D) any Extraordinary Receipt received by or paid to or for the account of Ceradyne or any of its Subsidiaries and not otherwise included in clause (A), (B) or (C) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings and deposit an amount in the L/C Collateral Account in an amount equal to (x) 100% of the amount of such Net Cash Proceeds in the case of clauses (A), (B) and (D), and (y) 50% of the amount of such Net Cash Proceeds, in the case of clause (C). Each such prepayment shall be applied ratably first to the Term Facility pro rata to the scheduled amortization payments thereof and second to the Revolving Credit Facility to be applied as set forth in clause (v) below.

(iii) The Borrowers shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the L/C Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Swing Line Advances (based, in respect of any outstanding Foreign Currency Swing Line Advances, on the Equivalent in Dollars of such Swing Line Advances as of such date of determination) and (z) the Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding (based, in respect of any Letters of Credit that are denominated in a Foreign Currency, on the Equivalent in Dollars of such Letter of Credit as of such date of determination) exceeds (B) the Revolving Credit Facility on such Business Day.

(iv) The Borrowers shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit (based, in respect of any Letters of Credit that are denominated in a Foreign Currency, on the Equivalent in Dollars of such Letter of Credit as of such date of determination) then outstanding exceeds the Letter of Credit Facility on such Business Day.

(v) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full and second applied to repay Swing Line Advances then outstanding until such Advances are paid in full and third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding (based, in respect of any Letters of Credit that are denominated in a Foreign Currency, on the Equivalent in Dollars of such Letter of Credit as of such date of determination). Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.

(vi) The Administrative Agent may in its sole discretion, but unless requested in writing to do so by any Revolving Credit Lender shall not be required to, calculate the Equivalent in Dollars of any Foreign Currency Swing Line Advance or any Letter of Credit denominated in a Foreign Currency or other amount at any other time for purposes of determining compliance with the provisions of clauses (iii), (iv) and (v) above.

(c) All prepayments under subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

(d) No prepayment made pursuant to this Section 2.06 shall affect the obligations of each Loan Party under any Hedge Agreement, which obligations shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedge Agreement.

(e) Any Term Lender may elect (upon such election, such Term Lender being a “Declining Lender”), by notice to the Administrative Agent in writing (or by telecopy or telephone promptly confirmed in writing) by 12:00 p.m. (Charlotte time), at least two Business Days prior to any prepayment of Term Advances required to be made by the US Borrowers for the account of such Declining Lender pursuant to this Section 2.06(e), not to accept the portion of such prepayment to which such Declining Lender would be entitled and upon such election, such declined amount shall be applied instead to prepay a portion of the Revolving Credit Advances in accordance with this subsection 2.06(e). On the date of such prepayment (the “Prepayment Date”), (i) an amount equal to that portion of the prepayment required to be made to the Term Lenders other than the Declining Lenders (such Term Lenders being the “Accepting Lenders”) shall be applied by the Administrative Agent on behalf of the US Borrowers to prepay Term Advances owing to such Accepting Lenders on a pro rata basis as provided above, and (ii) the remaining portion of such prepayment that would otherwise have been applied to prepay Advances under the Term Facility owing to Declining Lenders shall instead either be (A) applied ratably to prepay the remaining Revolving Credit Advances owing to Revolving Credit Lenders as provided above, or (B) credited to the US Borrowers’ Account, at the discretion of the US Borrowers; provided, that on prepayment in full of all Term Advances owing to Accepting Lenders and all Revolving Credit Advances owing to Revolving Credit Lenders, the remainder of such amounts under subsection (ii) shall be applied ratably to prepay Term Advances owing to Declining Lenders.

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Alternate Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) LIBOR Rate Advances. During such periods as such Advance is a LIBOR Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the LIBOR Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such LIBOR Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of a Default or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrowers pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fees or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid (without giving effect to this Section 2.07(b)), in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a Notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the applicable Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Commitment Fee. The US Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from and including the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until, in each case, the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2004, and on the Termination Date in respect of the Revolving Credit Facility, at the Applicable Commitment Fee Percentage of the sum of the average daily Unused

Revolving Credit Commitment of such Lender. For purposes of this Section 2.08(a), Swing Line Advances will not reduce the Unused Revolving Credit Commitment.

(b) Letter of Credit Fees, Etc. (i) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2004, and on the Termination Date in respect of the Letter of Credit Facility, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit of the Applicable Margin for LIBOR Rate Advances under the Revolving Credit Facility. Upon the occurrence and during the continuance of a Default or an Event of Default, the amount of commission payable by the Borrowers under this clause (b)(i) shall be increased by 2% per annum.

(ii) The Borrowers shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrowers and the Issuing Bank shall agree, with the initial fronting fee to be 0.25% per annum on the Available Amount of all Letters of Credit payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 2004.

(c) Agents’ Fees. The US Borrowers shall pay to the Arranger and the Administrative Agent for their respective own accounts such fees as may from time to time be agreed between the US Borrowers and such Agent, including pursuant to the Fee Letter.

SECTION 2.09. Conversion of Advances. (a) Optional. The US Borrowers may on any Business Day, upon notice (a “Notice of Conversion”) given to the Administrative Agent not later than 1:00 P.M. (Charlotte time) on the third Business Day prior to the date of the proposed Conversion, in substantially the form of Exhibit B-4 hereto and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of LIBOR Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBOR Rate Advances, any Conversion of Base Rate Advances into LIBOR Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Rate Advances, the duration of the initial Interest Periods for such Advances. Each notice of Conversion shall be irrevocable and binding on the US Borrowers.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of LIBOR Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the US Borrowers shall fail to select the duration of any Interest Period for any LIBOR Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the US Borrowers and the Appropriate Lenders, whereupon each such LIBOR Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default, (A) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor,

Convert into a Base Rate Advance, (B) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Rate Advances shall be suspended, and (C) at the request of the Required Lenders, the aggregate amount of any Foreign Currency Swing Line Advances then outstanding shall be converted into the Equivalent in Dollars as determined on the date of such Default.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining LIBOR Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Swing Line Advances or Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction or effectiveness of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrowers by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any LIBOR Rate Advances under any Facility, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the LIBOR Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBOR Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the US Borrowers and the Appropriate Lenders, whereupon (i) each such LIBOR Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, LIBOR Rate Advances shall be suspended until the Administrative Agent shall notify the US Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction or effectiveness of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its LIBOR Lending Office to perform its obligations hereunder to make LIBOR Rate Advances or to continue to fund or maintain LIBOR Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each LIBOR Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, LIBOR Rate Advances shall be suspended until the Administrative Agent shall notify the US Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

(e) In the event that the Administrative Agent, the Swing Line Lender or the Issuing Bank shall have determined that by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Foreign Currency in the applicable amounts are not being offered to the Administrative Agent, the Swing Line Lender or the Issuing Bank, or that a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Foreign Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then the obligation of the Swing Line Bank to make Foreign Currency Swing Line Advances and of the Issuing Bank to issue Letters of Credit denominated in a Foreign Currency shall be suspended until the Administrative Agent shall notify the Borrowers that the circumstances causing such suspension no longer exist.

SECTION 2.11. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swing Line Bank, as the case may be, (i) in the case of payments of principal and interest with respect to Advances (other than Foreign Currency Swing Line Advances and Letters of Credit issued in a Foreign Currency), not later than 1:00 P.M. (Charlotte time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, and (ii) in the case of payments of principal and interest with respect to Foreign Currency Swing Line Advances or any reimbursement obligation relating to a Letter of Credit issued in a Foreign Currency, in the Applicable Currency in which such Swing Line Advance or Letter of Credit was made, not later than 12:00 noon (Local Time) on the day when due to the Administrative Agent at the Payment Office in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by such Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrowers hereby authorize each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of such Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Alternate Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBOR Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender Party hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (in each case, solely in its capacity as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 8.04 hereof, Section 24 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrowers under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, ratably to (A) the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; (B) the payment of all amounts payable under Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of all such amounts owing to the Hedge Banks on such date and (C) be deposited in the L/C Collateral Account to cash collateralize up to 100% of the Available Amount of the Letters of Credit then outstanding; and

(ix) ninth, ratably to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

(g) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, income and franchise taxes that are imposed by the United States and income and franchise taxes that are imposed by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or is or should be qualified to do business or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”); provided, however, that upon the request of the Borrowers, each Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, Taxes that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, a Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) All considerations expressed to be payable by any Loan Party to or for the account of any Lender Party or Agent hereunder or under the Notes or any other Loan Document shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Lender Party or Agent to any Loan Party in connection with the Notes or any other Loan Document, that Loan Party shall pay to such Lender Party or such Agent (in addition to and at the same time as paying the consideration for that supply) an amount equal to the amount of such VAT.

(d) Where the Notes or any other Loan Document require any Loan Party to reimburse a Lender Party or Agent for any costs and expenses, such Loan Party shall also at the same time pay and indemnify such Lender Party or Agent against any VAT incurred by such Lender Party or Agent in respect of such costs and expenses to the extent that such Lender Party or Agent determines in its sole discretion that it is not entitled to credit for or repayment of such VAT.

(e) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(f) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsection (f) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(g) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrowers with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Borrower or (iii) a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (g) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(h) For any period with respect to which a Lender Party has failed to provide the Borrowers with the appropriate form, certificate or other document described in subsection (g) above

(other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (g) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (e) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrowers agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and each Borrower agrees that it shall use such proceeds and Letters of Credit) solely to finance in part the Acquisition to pay costs and expenses associated with the Transaction and to finance the ongoing working capital and other general corporate purposes of the Borrowers and their Subsidiaries including, without limitation, acquisitions and Investments permitted hereunder.

SECTION 2.15. Defaulting Lenders. Notwithstanding anything in this Agreement to the contrary, as to any Lender which (a) has refused (which refusal has not been retracted) to make available its portion of any Borrowing or to fund its portion of any unreimbursed (or disgorged) payment under Section 2.03(c) or (b) has given notice to the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.01 or under Section 2.03(c) notwithstanding the satisfaction of the conditions set forth in Section 3.02 (a “Defaulting Lender”):

(a) such Lender shall not be deemed a Required Lender or, if applicable, Required Revolving Credit Lender hereunder and such Lender’s (A) Revolving Credit Notes, (B) Revolving Commitments, (C) Term Notes, (D) Term Commitments, (E) Advances and (F) Letter of Credit Advances, as applicable, shall be excluded from the calculations set forth in the definition of Required Lenders and Required Revolving Credit Lenders above, as applicable,

(b) such Lender shall not be entitled to receive any portion of (A) Letter of Credit fees, (B) interest payable with respect to any Letter of Credit Advances or (C) amounts received in respect of Letter of Credit Advances, as applicable, and

(c) such Lender shall not be entitled to receive any commitment fee payable in respect of the Revolving Credit Commitments, as applicable.

In addition to the foregoing, and notwithstanding Section 2.01(d), if any Lender shall fall within the description set forth in clause (a) or (b) above, the Issuing Bank shall not be required to issue any Letter of Credit unless arrangements reasonably satisfactory to the Issuing Bank have been entered into (the Issuing Bank having made a good faith effort to enter into such arrangements) to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by such Lender, including cash collateralizing such Lender’s Letter of Credit commitment. The provisions of this Section 2.15 are not in lieu of any other claim any Borrower may have against such Defaulting Lender.

SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrowers agree that upon notice by any Lender Party to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, such Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note, a Term Note or a Swing Line Note, as applicable, in substantially the form of Exhibits A-1, A-2 and A-3 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment, the Term Commitment and the Pro Rata Share of the Swing Line Facility, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

ARTICLE III

CONDITIONS OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction (or due waiver) of the following conditions precedent before or concurrently with the Initial Extension of Credit; provided that all documents specified in this Section 3.01 (including, with respect to the Foreign Borrower, this Agreement) that are executed by or on behalf of the Foreign Borrower and all Collateral Documents granting a security interest in the Equity Interests or assets of the Foreign Borrower or its Subsidiaries or ESK GmbH shall not be effective upon the Closing Date (and the Foreign Borrower shall not be a party to this Agreement on the Closing Date) but instead shall be effective automatically and without any further action on the part of any Loan Party or any other Person (and the Foreign Borrower shall become a party to this Agreement) upon (i) consummation of the Transfer and (ii) irrevocable receipt of an amount equal to EUR 104,073,429.29 in the Escrow Account:

(a) In addition to its receipt of executed counterparts of this Agreement by each Loan Party and each Lender Party, the Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Security Agreement”), duly executed by the US Borrowers, as grantors thereunder, together with:

(A) certificates representing any Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any Pledged Debt indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the Initial Extension of Credit listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any of the Loan Parties as debtor, together with copies of such other financing statements,

(D) all other documents in proper form for recording or filing that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority (except as permitted hereunder) liens and security interest created under the Security Agreement,

(E) evidence of the insurance required by the terms of the Security Agreement,

(F) the Pledged Account Letters referred to in the Security Agreement, duly executed by each Pledged Account Bank referred to in the Security Agreement, and

(G) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken or will be promptly taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii) The Administrative Agent shall have received the following German law collateral agreements (the agreements referred to under (A) through (E), inclusive, below are collectively referred to as the “German Collateral Agreements” and each as a “German Collateral Agreement”):

(A) pledge agreements, in substantially the form of Exhibit E-1 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01), duly executed by ESK LLC with respect to the pledge of Equity Interests of its German Subsidiaries,

(B) an account pledge agreement, in substantially the form of Exhibit E-2 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01) with respect to accounts held by the Foreign Borrower in Germany,

(C) a global assignment agreement, in substantially the form of Exhibit E-3 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01) with respect to receivables, insurances, intra-group loans, intellectual property rights and claims under the Purchase Agreement of the Foreign Borrower governed by German law,

(D) an assignment agreement in substantially the form of Exhibit E-4 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01) with respect to claims under the Purchase Agreement of ESK LLC,

(E) a security transfer agreement, in substantially the form of Exhibit E-5 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01) with respect to the tangible moveable property (including inventory) of the Foreign Borrower located in Germany, and

(F) (1) evidence of the due execution and delivery of all further instruments and documents, and the taking of all further actions (including, without limitation, the completion of all recordings and filings of or with respect to any of the German Collateral Agreements that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under the German Collateral Agreements and (2) opinions of local counsel to the pledgors thereunder as to the matters in clause (1) in form and substance satisfactory to the Administrative Agent.

(iv) An intellectual property security agreement in substantially the form of Exhibit E to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Intellectual Property Security Agreement”), duly executed by the applicable Loan Parties, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement has been taken or will be promptly taken.

(v) Certified copies of the resolutions of the Board of Directors (or the equivalent thereof), if applicable, of each Loan Party approving the Acquisition and the other elements of the Transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.

(vi) If applicable, a copy of a certificate of the Secretary of State (or similar Governmental Authority) of the jurisdiction of organization of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter or other constitutive document (including any operating agreements) of such Loan Party and each amendment thereto on file in such Secretary’s (or similar Governmental Authority’s) office, (B) that (1) such amendments are the only amendments to such Loan Party’s charter or other constitutive document on file in the office of such Secretary (or similar Governmental Authority), (2) such Loan Party has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (3) such Loan Party is duly organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its organization, and (C) with respect to the Foreign Borrower and ESK GmbH, a certified commercial register excerpt.

(vii) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary or, in the case of the Foreign Borrower, the authorized directors of the Foreign Borrower, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter or other constitutive document of such Loan

Party since the date of the Secretary of State’s (or similar Governmental Authority’s) certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws or other governing document of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, and with respect to the Foreign Borrower, a true and correct copy of its articles of association as of the date of the Initial Extension of Credit, (C) the due organization and good standing or valid existence of such Loan Party under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and, in the case of the Foreign Borrower, on a pro forma basis after giving effect to the Acquisition, and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default and, in the case of the Foreign Borrower, on a pro forma basis after giving effect to the Acquisition, the absence of any event occurring and continuing, or resulting from the Acquisition, that constitutes a Default.

(viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party or, in the case of the Foreign Borrower, of the managing director of its general partner attaching a copy of the commercial registry, certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) Evidence of the Loan Parties’ insurance coverage reasonably satisfactory to the Administrative Agent, demonstrating that the Loan Parties’ existing insurance coverage remains in effect, together with endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, and, with respect to the US Borrowers’ insurance coverage, a broker’s letter reasonably satisfactory to the Administrative Agent, dated on the Closing Date to the effect that such coverage is customary and reasonable when compared to the insurance coverage purchased by similarly situated companies.

(x) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xi) A solvency certificate of the Vice President and Chief Financial Officer of each US Borrower in substantially the form of Exhibit F hereto, certifying as to such US Borrower’s Solvency and compliance with the matters set forth in Section 4.01(r).

(xii) The Consolidated financial statements of Ceradyne and its Subsidiaries for the Fiscal Year ended December 31, 2003 and unaudited Consolidated financial statements for the fiscal quarter ended March 31, 2004.

(xiii) Favorable legal opinions of Stradling Yocca Carlson & Rauth and Hogan & Hartson Raue, counsel for the Loan Parties, in substantially the form of Exhibits G-1 and G-2 hereto and as to such other matters as the Administrative Agent may reasonably request.

(xiv) An escrow agreement (the “Escrow Agreement”), in substantially the form of Exhibit I hereto, duly executed by Wacker-Chemie GmbH, as seller, ESK LLC, as purchaser, and Dr. Heinrich Rodewig and Dr. Johannes Schulte, as escrow agents.

(xv) A copy of the Purchase Agreement duly executed by the parties thereto.

(xvi) A certificate of merger, in form and substance satisfactory to the Administrative Agent, evidencing the merger of Ceradyne Advanced Products, Inc. into Ceradyne.

(b) The Administrative Agent shall have received satisfactory confirmation that Ceradyne’s senior secured long-term bank debt has been rated by each of Moody’s and S&P.

(c) All Governmental Authorizations and third party approvals (or arrangements satisfactory to the Lenders in lieu of such approvals) necessary in connection with the Acquisition (including related mergers, if any) and the other elements of the Transaction and the continuing operations of the Loan Parties shall have been obtained and be in full force and effect, and all material waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the transactions contemplated herein. There shall not exist any judgment, order, injunction or other restraint prohibiting, or imposing materially adverse conditions upon, or making economically unfeasible, the consummation of the Acquisition, the funding of the Facilities or any other elements of the Transaction.

(d) There shall exist no material event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any Material Contract and no Material Contract of any of any Loan Party or their respective Subsidiaries shall have been terminated prior to its maturity.

(e) The Agents and the Lender Parties shall have received all fees and expenses (including the accrued fees and expenses of counsel to the Agents and local counsel to the Lender Parties) required to be paid or delivered on or before the Closing Date in respect of the Initial Extension of Credit hereunder.

(f) There shall have been no Material Adverse Change in the operations or in the customers, products, supplies or suppliers of Ceradyne and its Subsidiaries, on a Consolidated basis, since December 31, 2003.

(g) (i) There shall be no action, suit, proceeding or investigation (whether previously existing, newly instituted or threatened) before, and no order, injunction or decree shall have been entered by, any court, arbitrator or Governmental Authority (including the Securities and Exchange Commission), and no regulatory change (foreign or domestic) or intervention by any Governmental Authority (foreign or domestic) shall have occurred or be pending, either (A) seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain substantial damages in respect of, the consummation of the Acquisition, the funding hereunder, or any of the other elements of the Transaction or (B) affecting the business, management affairs or financial reporting of Ceradyne on a Consolidated basis, that would be reasonably likely to result in a material adverse effect on the business of Ceradyne on a Consolidated basis, and (ii) no event that would have to be reported in the management report (Lagebericht) of a large corporation (grosse Kapitalgesellschaft) according to German law shall have occurred in respect of the Foreign Borrower and its Subsidiaries.

(h) After giving pro forma effect to the Transaction, the Leverage Ratio of Ceradyne and its Subsidiaries shall not be greater than 2.85:1.00, as certified by a Responsible Officer of Ceradyne to the Administrative Agent as of the Closing Date.

(i) After giving pro forma effect to the Transaction, Funded Debt of Ceradyne and its Subsidiaries shall not exceed $130 million on the Closing Date, as certified by a Responsible Officer of Ceradyne to the Administrative Agent as of the Closing Date.

(j) The Administrative Agent shall be satisfied that under the terms of the Purchase Agreement in connection with the Acquisition, (i) the Seller (as defined in the Purchase Agreement) shall be liable for the costs of all environmental remediation work identified as necessary by the Environmental Auditor (as defined in the Purchase Agreement) in excess of the Environmental Retention (as defined in the Purchase Agreement) and (ii) the Borrower shall have the benefit of an environmental indemnity from the Seller in respect of environmental liabilities identified as existing prior to the Closing Date.

(k) Satisfactory evidence that (i) after giving effect to the Initial Extension of Credit and contributions made by the Loan Parties, if any, the aggregate amount of funds held in the Escrow Account in Dollars on the Closing Date is not less than the Equivalent of EUR 104,073,429.29, and (ii) upon (A) registration of ESK LLC as owner of the Equity Interests purchased pursuant to the Purchase Agreement and (B) release of funds from the Escrow Account on the date of the Transfer pursuant to the terms of the Escrow Agreement, the Collateral Agent will have a perfected first priority security interest (subject to Liens permitted or created under the Loan Documents) in all of the assets contemplated by the Collateral Documents.

(l) (i) The Acquisition (other than the Transfer and the release of funds from Escrow) and each of the other elements of the Transaction shall have been consummated in accordance with the terms of the Purchase Agreement, without any material change, amendment or waiver to the draft thereof dated June 29, 2004 except as approved by the Administrative Agent, (ii) the Acquisition (other than the Transfer and the release of funds from Escrow) shall have been consummated for a purchase price not to exceed $145 million (after giving effect to currency hedges but exclusive of transaction costs and expenses), and (iii) the Administrative Agent shall have received reasonably satisfactory evidence that the Existing Target Debt has been repaid in full, all commitments thereunder have been terminated and all liens related thereto have been released (other than in respect of the Inter-Company Loans (as defined in the Purchase Agreement) for which the receivables with respect thereto will be transferred by the Seller to ESK LLC on the Acquisition Date and the other intercompany loan liabilities (the “Intercompany Loan Liabilities”) owed by the Target to the Seller (as defined in the Purchase Agreement) as specified in, and in accordance with, Section 1.2 of the Purchase Agreement, which shall be repaid within five Business Days following the Closing Date; provided that such Inter-Company Loans and Intercompany Loan Liabilities are unsecured, and the liens granted in connection therewith are permitted hereunder).

(m) There shall be no material disposition or destruction of any properties or assets of Ceradyne or the Foreign Borrower, each on a separate Consolidated basis, which, after anticipated insurance recoveries in respect thereto, could reasonably be expected to have a Material Adverse Effect on the business of Ceradyne or the Foreign Borrower, as the case may be.

(n) The Administrative Agent and the Arranger shall be satisfied with the truth and accuracy of Ceradyne’s representation and warranty set forth in Section 4.02.

SECTION 3.02. Conditions Precedent to Release of Funds from Escrow. All Funds from the Initial Extension of Credit that are paid into the Escrow Account on the Closing Date shall be released from such Escrow Account pursuant to the terms of the Escrow Agreement upon the consummation of the Transfer.

SECTION 3.03. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank, or a Revolving Credit Lender pursuant to Section 2.03(c) or a Swing Line Advance made by the Swing Line Bank or a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrowers to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance or Notice of Renewal and the acceptance by the Borrowers of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrowers that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i) the representations and warranties contained in each Loan Document (other than as set forth in Section 4.01(gg) are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date,

(ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, and

(iii) in the case of each such Borrowing, issuance or renewal made after the Closing Date, (A) on a pro forma basis after giving effect to the Acquisition, no Material Adverse Change has occurred since December 31, 2003 and (B) no event, condition or state of facts that could reasonably be expected to have Material Adverse Change has occurred;

(b) The Administrative Agent shall have received a written certificate from the chief financial officer of Ceradyne demonstrating in good faith and to the reasonable satisfaction of the Administrative Agent that, after giving effect to the proposed borrowing, the Loan Parties will be in compliance with all operating and financial covenants; and

(c) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request (other than in the case of the Initial Extension of Credit on the Closing Date).

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Such Loan Party and each of its Subsidiaries (i) is a corporation or limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect, (iii) has all requisite corporate power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (iv) is in compliance with all Laws (such compliance to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and with the Patriot Act and all other laws and regulations relating to money laundering and terrorist activities) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. All of the outstanding Equity Interests in ESK LLC have been validly issued, are fully paid and non-assessable and are owned by Ceradyne free and clear of all Liens, except those created under the Collateral Documents.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of Ceradyne, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its formation, if any, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each such Subsidiary has been validly issued, are fully paid and non-assessable and are owned by Ceradyne or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

(c) The execution, delivery and performance by such Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Acquisition and the other transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s constitutive or governing documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. None of such Loan Parties or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by such Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Acquisition and the other transactions contemplated hereby, (ii) the grant by such Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except in each case, (A) as may be required by law affecting the offering and sale of securities generally, (B) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, and (C) filings under the UCC, and (D) those notices, consents and authorizations which have been obtained prior to the Closing Date each of which is in full force and effect. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated hereby or the rights of such Loan Parties or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by such Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of such Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and the availability of equitable remedies.

(f) There is no action, suit, investigation, litigation or proceeding affecting such Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of Ceradyne, threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

(g) The Loan Parties have good and sufficient title to, or a valid and enforceable leasehold interest in, all of the property and assets (real and personal) purported to be owned or leased by them (other than property and assets that, both individually and in the aggregate, are not material to the business, financial condition or operations of the Loan Party that owns or leases them), in each case free and clear of all Liens other than the Liens expressly permitted under this Agreement. All of the material leases under which any Loan Party is a lessor or a lessee are valid and subsisting and are in full force and effect.

(h) The Loan Parties own or have the legal right to use all of the patents, licenses, franchises, copyrights, service marks, trademarks, trade secrets and trade names (or other rights thereto) that are necessary to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted, without known conflict with the rights of any other Person (other than patents, licenses, franchises, copyrights, service marks, trademarks, trade secrets and trade names (or other rights thereto) that, in the aggregate, are not material to the business, financial condition or operations of Ceradyne and its Subsidiaries, taken as a whole). No action, suit, investigation, litigation, arbitration or proceeding is pending or, to the knowledge of the Borrower, threatened challenging the use by any Loan Party of any such patent, license, franchise, copyright, service mark, trademark, trade secret, trade name or other right, or the validity or effectiveness thereof, except for any such action, suit, investigation, litigation, arbitration or proceeding that, either individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Ceradyne and its Subsidiaries, taken as a whole.

(i) The Consolidated balance sheet of Ceradyne and its Subsidiaries as at December 31, 2003 and the related Consolidated statement of income and Consolidated statement of cash flows of Ceradyne and its Subsidiaries for the year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers, independent public accountants, and the Consolidated balance sheet of Ceradyne and its Subsidiaries as at March 31, 2004, and the related Consolidated statement of income and Consolidated statement of cash flows of Ceradyne and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of Ceradyne, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of Ceradyne and its Subsidiaries as at such dates and the Consolidated results of operations of Ceradyne and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP (other than customary year-end adjustments for unaudited financial statements) applied on a consistent basis and, since the Closing Date, there has been no Material Adverse Change.

(j) The Consolidated and consolidating balance sheets, statements of income and statements of cash flows of Ceradyne and its Subsidiaries most recently delivered to the Lender Parties pursuant to Section 5.03 fairly present (i) the Consolidated and consolidating financial condition of Ceradyne and its Subsidiaries as of the date of such balance sheet, statement of income and statement of cash flow, and (ii) the Consolidated and consolidating results of operations of Ceradyne and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.

(k) The Consolidated and consolidating pro forma balance sheets of Ceradyne and its Subsidiaries as at March 31, 2004 and the related Consolidated and consolidating pro forma statements of income and cash flows of Ceradyne and its Subsidiaries for the three months then ended, certified by the Chief Financial Officer of Ceradyne, copies of which have been furnished to each Lender Party, fairly present the Consolidated and consolidating pro forma financial condition of Ceradyne and its Subsidiaries as at such date and the Consolidated and consolidating pro forma results of operations of Ceradyne and its Subsidiaries for the period ended on such date, in each case giving effect to the transactions contemplated hereby, all in accordance with GAAP.

(l) The Consolidated and consolidating forecasted balance sheets, statements of income and statements of cash flows of Ceradyne and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Ceradyne’s best estimate of its future financial performance (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond Ceradyne’s control, and that no assurance can be given that the projections will be realized).

(m) As of the Closing Date, (i) the Information Memorandum and all other written information (other than projections) taken as a whole that has been made available to the Administrative Agent, the Arranger, any other Lender Party or any potential Lender Party by Ceradyne or any of its representatives pertaining to the Loan Parties is, as of the dates on which such information was provided or to which such information relates, correct in all material respects and does not, as of the dates on which such information was provided or to which such information relates, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all projections, if any, that have been prepared by Ceradyne and made available to the Administrative Agent, the Arranger, any other Lender Party or any potential Lender Party in connection with the Loan Documents have been prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond Ceradyne’s control, and that no assurance can be given that the projections will be realized).

(n) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(o) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Each of the Loan Parties and their Subsidiaries is not subject to, or is exempt from, regulation as a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or constitutive or corporate restriction that could be reasonably expected to have a Material Adverse Effect.

(q) The Collateral Documents together with (i) the actions taken on or prior to the Closing Date pursuant to Section 3.01 and Section 5.01 and (ii) the delivery to the Collateral Agent of any Pledged Collateral not delivered to the Collateral Agent at the time of execution and delivery of the applicable Collateral Document, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the respective Secured Obligations, a valid and perfected first priority security interest in all of the Collateral and all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority security interest status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements and other filings contemplated to be made on the Closing Date or the Acquisition Date which have been delivered to the Collateral Agent on the Closing Date in proper form for filing (but not yet filed), the filing of any mortgages, the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent and the delivery of control agreements pursuant to Section 5.01(t). The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(r) Immediately following the making of Initial Extension of Credit and after giving effect to the application of the proceeds of the Initial Extension of Credit, Ceradyne and its Subsidiaries on a Consolidated basis will be Solvent. Ceradyne does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash anticipated to be received by it or any such Subsidiary and the timing of the amounts of cash anticipated to be payable on or in respect of its Debt or the Debt of any such Subsidiary.

(s) (i) Except as set forth in Schedule 4.01(s), the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as set forth in Schedule 4.01(s), none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of Ceradyne (except for properties listed or proposed for listing on the NPL), is adjacent to any such property; there are no and, to the knowledge of Ceradyne, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws.

(iii) Except as set forth in Schedule 4.01(s), neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(t) The consummation of the Acquisition and the other elements of the Transaction will not result in any material adverse tax consequences for Ceradyne or any of its Subsidiaries (including the Target and its Subsidiaries).

(u) (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.

(ii) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(iii) Set forth on Schedule 4.01(u) hereto is a complete and accurate list, as of the date hereof, of each taxable year since January 1, 2000 of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(iv) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries and Affiliates proposed by the Internal Revenue Service is not material. No issues have been raised by the Internal Revenue Service that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(v) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) is not material. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(vi) No “ownership change” as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the “separate return limitation year” or “consolidated return change of ownership” limitations under the Federal income tax consolidated return regulations, has occurred with respect to any Loan Party since December 31, 2003.

(v) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

(w) Except as, either individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of Loan Parties, threatened against any Loan Party or any of their Subsidiaries by or before any Governmental Authority, and no grievance or arbitration proceeding pending or, to the best knowledge of the Loan Parties, threatened against any Loan Party or any of their Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of Loan Parties, threatened against any Loan Party or any of their Subsidiaries and (iii) to the knowledge of Loan Parties, no union representation question existing with respect to the employees of any Loan Party or any of their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of them.

(x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(z) Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all Liens on the property or assets of Loan Parties or any of their Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(aa)Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all real property owned by the Loan Parties or any of their Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. Each Loan Party and its Subsidiaries has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents. Each Loan Party and its Subsidiaries has sufficient title to all of its tangible and intangible property to conduct its current business.

(bb)Set forth on Schedule 4.01(bb) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(cc)Set forth on Schedule 4.01(cc) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(dd)Set forth on Schedule 4.01(dd) hereto is a complete and accurate list of all registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of any Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

(ee)Set forth on Schedule 4.01(ee) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

(ff) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available to the Lender Parties, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status of such Plan.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any material Withdrawal Liability to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(A) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(C) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(gg) Since December 31, 2003, there has been no Material Adverse Change.

(hh) The Loan Parties have insurance in full force and effect that satisfies the requirements of Section 5.01(d).

(ii) No event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any material capital stock, financing agreements, lease agreements or other Material Contracts of any Loan Party has occurred or is continuing which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 4.02. Representation and Warranty of Parent. As of the Closing Date, Ceradyne represents and warrants that, after giving effect to the Transaction, it and each of its Subsidiaries (including the Target) will be in compliance with all operating and financial covenants as of the last day of each fiscal quarter ending prior to the Termination Date and will be able to comply with all of the other terms of this Agreement through the Termination Date.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with (x) the Patriot Act, and (y) the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, as required by all Environmental Laws; provided, however, that no Loan Party shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any Loan Party or any of its Subsidiaries operates.

(e) Preservation of Corporate Existence, Etc. Except as permitted by Section 5.02(d), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises necessary to the conduct of its business.

(f) Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Loan Parties and any of their Subsidiaries, and to discuss the affairs, finances and accounts of the Loan Parties and any of their Subsidiaries with any of their officers or directors and with their independent certified public accountants, all at the expense of the Loan Parties.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Loan Party in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with sound business practices.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate and in compliance with all applicable laws.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or any of its Subsidiaries or (z) the acquisition of any property by any Loan Party or any of its Subsidiaries, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties (taking into account any after-acquired property provisions of any Security Agreement), then in each case at such Loan Party’s expense:

(i) in connection with the formation or acquisition of a Subsidiary that is not (x) a CFC or (y) a Subsidiary that is held directly or indirectly by a CFC, within 30 days after such formation or acquisition (or such longer period as agreed to by the Administrative Agent in its sole discretion), cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 30 days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after (A) such request furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii) within 30 days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after (A) such request or acquisition of property by any Loan Party or any of its Subsidiaries, duly execute and deliver, and cause each such Subsidiary of such Loan Party to duly execute and deliver, to the Collateral Agent such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of such Subsidiary of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause each Subsidiary to duly execute and deliver to the Collateral Agent pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such Subsidiary under the Loan Documents; provided that (A) the stock or assets of any Subsidiary held by a CFC shall not be pledged and (B) if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,

(iv) within 30 days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after such request, formation or acquisition, take, and cause each Subsidiary of the Loan Parties and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v) within 60 days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after such request, formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in clauses (i), (iii) and (iv) above, (2) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Collateral Agent may reasonably request,

(vi) at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Subsidiary of the Loan Parties and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) any and all further instruments and documents and take, and cause each Subsidiary of the Loan Parties and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct,

any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Preparation of Environmental Reports. At the request of the Administrative Agent or the Collateral Agent from time to time, but in any event no more than once during any year, provide to the Lender Parties within 60 days (or such other period as agreed to by the Administrative Agent in its sole discretion) after such request, at the expense of the Loan Parties, an environmental site assessment report for any of its or its Subsidiaries’ properties, prepared by an environmental consulting firm acceptable to the Administrative Agent or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent or the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Loan Parties, and the Loan Parties hereby grant and agree to cause any Subsidiary that owns any property to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(n) Cash Concentration Accounts. Maintain, and cause each of its Subsidiaries to maintain, main cash concentration accounts with a Lender Party.

(o) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material

Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as such Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(p) Compliance with Assignment of Claims Act. Upon the occurrence and during the continuation of an Event Default, and if requested by the Administrative Agent, take all actions and execute any necessary documents requested by the Administrative Agent (and pay all expenses in connection therewith) to comply with the Assignment of Claims Act with respect to all government contracts of each Loan Party and each of its Subsidiaries with, or all claims of each Loan Party and each of its Subsidiaries against, a Governmental Authority to the extent such governmental contracts are subject to the Assignment of Claims Act.

(q) Release of Funds from Escrow. In the event that the Acquisition is not consummated due to ESK LLC exercising its right of rescission under Section 15 of the Purchase Agreement, instruct the Escrow Agents (as defined in the Escrow Agreement) to disburse the funds held on deposit in the Escrow Account directly to the Administrative Agent’s Account in accordance with Section 5.3 of the Escrow Agreement.

(r) Repayment of Intercompany Loan Liabilities. Reconcile and repay or ensure that the Seller (as defined in the Purchase Agreement) repays to ESK LLC, as the case may be, all Intercompany Loan Liabilities within five Business Days following the Closing Date in accordance with Section 1.2 of the Purchase Agreement.

(s) Foreign Borrower’s Solvency Certificate. On the Acquisition Date, provide to the Administrative Agent a solvency certificate of the Vice President and Chief Financial Officer (or comparable person) of the Foreign Borrower in substantially the form of Exhibit F hereto, certifying as to the Foreign Borrower’s Solvency and compliance with the matters set forth in Section 4.01(r).

(t) Control Agreements; Landlord Consents; Process Agent. Within 30 days after the Closing Date (or such longer period up to an additional 90 days following the Closing Date as the Administrative Agent may agree, in its sole discretion), (i) provide to the Administrative Agent control agreements in respect of all deposit accounts and securities accounts of the US Borrowers located in the United States, each in a form reasonably satisfactory to it, in each case duly executed by each of the depositary bank or the securities intermediary, as applicable, the applicable US Borrower and the Collateral Agent, together with such opinions of counsel to the US Borrowers with respect thereto as the Administrative Agent may request in form reasonably satisfactory to the Administrative Agent, (ii) use commercially reasonable efforts to obtain and deliver to the Administrative Agent duly executed consents from landlords in form satisfactory to the Administrative Agent with respect to each leased property where a material portion of the inventory or equipment owned by the US Borrowers is located and (iii) provide evidence satisfactory to the Administrative Agent that CT Corporation System shall have been appointed Process Agent in accordance with Section 9.15(c) hereof.

(u) Foreign Borrower Insurance Endorsements. Within 15 business days after the Closing Date (or such longer period as the Administrative Agent may agree, in its sole discretion), the Foreign Borrower shall provide to the Administrative Agent endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, with respect to the Foreign Borrower’s insurance coverage, on terms reasonably satisfactory to the Administrative Agent.

(v) Foreign Pledge Agreement. On or within 5 days following the Acquisition Date, provide to the Administrative Agent a deed of pledge of shares, in substantially the form of Exhibit E-6 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, the “French Pledge Agreement”), duly executed by ESK KG with respect to the pledge of Equity Interests of its French Subsidiary, together with (1) evidence of the due execution and delivery of all further instruments and documents, and the taking of all further actions (including, without limitation, the completion of all recordings and filings of or with respect to the French Pledge Agreement that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under the French Pledge Agreement and (2) opinions of local counsel as to the matters in clause (1) in form and substance satisfactory to the Administrative Agent.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party and its Subsidiaries will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens for the Loan Parties and their Subsidiaries;

(iii) Liens existing on the date hereof and described on Schedule 4.01(z) hereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(C) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases of any Loan Party permitted under Section 5.02(b)(iii)(D); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and

(vi) Leases, subleases, licenses and sublicenses of the type referred to in Section 5.02(e)(vii) granted to third parties in the ordinary course of business, in each case not interfering in any respect with the Liens of the Administrative Agent or the Lenders granted by the Loan Documents and not otherwise prohibited by the terms of the Loan Documents;

(vii) other Liens securing Debt of the Loan Parties and their Subsidiaries outstanding in an aggregate principal amount not to exceed $5,000,000, provided that no such Liens shall extend to or cover any Collateral.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) in the case of the Borrowers, Debt owed to a wholly owned Subsidiary of such Borrower, which Debt (x) shall constitute Pledged Debt, (y) shall be on subordinated terms acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement, and

(ii) in the case of any Subsidiary of the Borrowers, Debt owed to a Borrower or to a wholly owned Subsidiary of a Borrower, provided that, in each case, such Debt (x) shall constitute Pledged Debt, (y) shall be on terms acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement; and

(iii) in the case of any Loan Party and its Subsidiaries:

(A) Debt in respect of either Secured Hedge Agreements or unsecured Hedge Agreements designed to hedge against fluctuations in interest rates and foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice (as determined by Ceradyne in its reasonable business judgment);

(B) Debt under the Loan Documents;

(C) so long as no Default has occurred or is continuing, Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $10,000,000 at any time outstanding;

(D) Capitalized Leases not to exceed in the aggregate $15,000,000 at any time outstanding;

(E) so long as no Default has occurred or is continuing, Debt of any Person that becomes a Subsidiary of a Loan Party after the date hereof in accordance with the terms of Section 5.02(f) which Debt does not exceed $5,000,000 in the aggregate and is existing at the time such Person becomes a Subsidiary of such Loan Party (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of such Loan Party);

(F) performance guarantees in respect of obligations of any Loan Party;

(G) Unsecured Debt consisting of the deferred purchase price of acquisitions permitted hereunder (including any portion of such purchase price determined after the closing of the relevant acquisition), provided that all of such Debt shall not exceed $10,000,000 in the aggregate;

(H) so long as no Default has occurred and is continuing, other secured Debt of the Loan Parties in an aggregate principal amount not to exceed $3,000,000;

(I) Subordinated Debt; provided that in the case of each issuance of Subordinated Debt, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Debt, (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrower will be in compliance with the financial covenants specified in Section 5.04 of this Agreement on a pro forma basis through the Termination Date for the Term Facility after giving effect to the issuance of any such Subordinated Debt, and (iii) the Borrower shall have complied with the requirements of Section 2.06(b)(ii);

(J) Debt consisting of Capitalized Leases entered into pursuant to Permitted Sale and Lease-back Arrangements; and

(K) so long as no Default has occurred and is continuing, other unsecured Debt in an aggregate amount not to exceed $10,000,000;

provided, that, notwithstanding the foregoing, the aggregate amount of all Debt of Subsidiaries of the Loan Parties that are not Guarantors hereunder shall at no time exceed $5,000,000.

(c) Change in Nature of Business. Substantively alter in any material respect, or permit any of its Subsidiaries to substantively alter in any material respect, the nature of its business as carried on at the date hereof (after giving effect to the Acquisition).

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrowers (other than a Borrower) may merge into or consolidate with any Borrower or any other Subsidiary of the Borrowers, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Borrower or a wholly owned Subsidiary of the Borrowers, provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Borrower or a Guarantor; and

(ii) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrowers (other than a Borrower) may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrowers;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

(ii) the sale of obsolete assets no longer used or usable in the business of Ceradyne or any of its Subsidiaries;

(iii) in a transaction authorized by Section 5.02(d);

(iv) sales, transfers or other dispositions of assets among the Borrowers and any other Subsidiaries that are Guarantors;

(v) in connection with the termination of any Hedge Agreement;

(vi) in connection with any Permitted Sale and Lease-back Arrangement;

(vii) operating leases entered into in the ordinary course of business and subleases of real property and licenses of intellectual property in the ordinary course of business, in each case, not intended to constitute a financing arrangement; and

(viii) the sale of any asset by any Loan Party or any Subsidiary (other than a bulk sale of Inventory and a sale of Receivables other than delinquent accounts for collection purposes only) so long as (A) no Default has occurred and is continuing, (B) the purchase price paid to such Loan Party or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (C) the purchase price for such asset shall be paid to such Loan Party or such Subsidiary solely in cash and (D) the aggregate purchase price paid to such Loan Party and all of its Subsidiaries for such asset and all other assets sold by the Loan Parties and their Subsidiaries during the same Fiscal Year pursuant to this clause (iv) shall not exceed $7,500,000;

provided that in the case of sales of assets pursuant to clause (viii) above, each Loan Party shall, on the date of receipt by such Loan Party or any Subsidiary or any of their Subsidiaries of the Net

Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, or acquire all or a substantial portion of the assets of another Person, except:

(i) loans and advances to employees in the ordinary course of the business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including Sarbanes-Oxley) an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(ii) Investments by the Loan Parties and their Subsidiaries in Cash Equivalents;

(iii) Investments existing on the date hereof and described on Schedule 4.01(cc) hereto;

(iv) Investments consisting of intercompany Debt permitted under Section 5.02(b);

(v) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly owned directly by Ceradyne or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this clause (v):

(A) any such newly created or acquired Subsidiary shall be a Loan Party and shall comply with the requirements of Section 5.01(j);

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Loan Parties and their Subsidiaries in the ordinary course;

(C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Ceradyne and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Directors (or the persons performing similar functions) of Ceradyne or such Subsidiary if the Board of Directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(D) (1) the total cash consideration paid for by or on behalf of such Loan Party and its Subsidiaries for any such purchase or other acquisition shall not exceed $25,000,000 and (2) the total consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of such Loan Party and its Subsidiaries for any such purchase or other acquisition shall not exceed $75,000,000;

(E) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, and (2) immediately after giving effect to such purchase or other acquisition, Ceradyne and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lender Parties pursuant to Section 5.03(b) and (c) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

(F) in the case of any such purchase or other acquisition having a consideration of at least $25,000,000, such Loan Party shall have delivered to the Administrative Agent (1) reasonable projections demonstrating pro forma compliance with the covenants set forth in Section 5.04 through 2011 , and (2) audited financial statements of the target for the two fiscal years preceding such purchase or other acquisition; and

(G) such Loan Party shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least three Business Days prior to the date on which any such purchase or other acquisition is to be consummated, each in form and substance reasonably satisfactory to the Administrative Agent; (1) the most recent audited financial statements of the target, to the extent available, (2) a description of the business of the target and a summary description of the terms of such purchase or other acquisition, and (3) a certificate of a Responsible Officer certifying that (x) all of the requirements set forth in this clause (v) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (y) that immediately after giving effect to such purchase or other acquisition, the target will have a positive EBITDA; and

(vi) Investments by the Loan Parties and their Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $15,000,000 at any time outstanding; provided that, with respect to each Investment made pursuant to this clause (vi):

(A) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Ceradyne and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of Ceradyne or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(B) such Investment shall be in Equity Interests, property or assets which are part of, or in lines of business which are, substantially the same lines of business as one or more of the principal businesses of the Loan Parties and their Subsidiaries in the ordinary course;

(C) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of such Loan Party and its Subsidiaries in connection with such Investment;

(D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Ceradyne and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial statements most recently delivered to the Administrative Agent and the Lender Parties pursuant to Sections 5.03 (b) and (c) as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and

(vii) Investments by the Loan Parties in Hedge Agreements permitted under Section 5.02(b)(iii)(A).

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in any Borrower or to issue or sell any Equity Interests therein, except that:

(A) any wholly-owned Subsidiaries may make dividend distributions to the Borrowers; and

(B) Ceradyne may acquire its capital stock, provided that (i) the purchase price for all such capital stock acquired on or after the Closing Date shall not exceed $15,000,000 in the aggregate and (ii) immediately after any such acquisition, the Borrowers would not be in Default under this Agreement.

(h) Amendments of Constitutive Documents, Etc. Amend, or permit any of its Subsidiaries to amend, (i) its certificate of incorporation or bylaws or other constitutive documents or (ii) any documents or instruments governing any Debt other than the Loan Documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect or materially adversely affect the interests of the Lender Parties.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Advances in accordance with the terms of this Agreement and (ii) regularly scheduled or required repayments or redemptions of Surviving Debt, or amend, modify or change in any manner any term or condition of any Surviving Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to any Loan Party.

(k) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any purchase money Debt permitted by Section 5.02(b)(iii)(C) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (B) any Capitalized Lease permitted by Section 5.02(b)(iii)(D) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (C) any Secured Hedge Agreement, or (D) any Debt outstanding on the date any Subsidiary of a Loan Party becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of such Loan Party).

(l) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so.

(m) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(n) Formation of Subsidiaries. Organize, acquire or invest, or permit any of its Subsidiaries to organize or invest, in any new Subsidiary except as permitted under Section 5.02(f)(v) or (vi).

(o) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, any Loan Party or any Subsidiary of such Loan Party (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Loan Party.

(p) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party or any of its Subsidiaries thereunder or that would materially impair the interest or rights of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(q) Sales and Leasebacks. Enter into any arrangement with any Person (other than Subsidiaries of a Loan Party) providing for the leasing by a Loan Party or any Subsidiary of real or personal property that has been or is to be sold or transferred by such Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party or such Subsidiary, other than Permitted Sale and Lease-back Arrangements.

(r) Use of Proceeds. Use the proceeds of any Advance for any purpose other than for purposes set forth in Section 2.14; or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, or (ii) to purchase or carry any Margin Stock or to extend credit to others for that purpose.

(s) Limitation on General Partner Activities. Ceradyne will ensure that ESK GmbH holds no assets other than the general partnership interest in the Foreign Borrower and conducts no activities other than holding such general partnership interest and providing management services to the Foreign Borrower consistent with past practices.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties will furnish to the Agents and the Lender Parties:

(a) Default Notice. Promptly and in any event within three Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of Ceradyne setting forth details of such Default or event, development or occurrence and the action that Ceradyne has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as practicable and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report or the report on Form 10-K which Ceradyne files with the Securities and Exchange Commission for such year for Ceradyne and its Subsidiaries, including Consolidated and consolidating balance sheets of Ceradyne and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Ceradyne and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Administrative Agent of an independent public accountant of recognized standing acceptable to the Administrative Agent, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of Ceradyne and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower and such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Ceradyne shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP, (iii) a schedule of all Material Contracts of Ceradyne and its Subsidiaries as of the end of such Fiscal Year, certified as true and complete by the Chief Financial Officer of Ceradyne, and (iv) a certificate of the Chief Financial Officer of Ceradyne stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Ceradyne has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as practicable and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, the report on Form 10-Q that Ceradyne files with the Securities and Exchange Commission, including Consolidated and consolidating balance sheets of Ceradyne and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Ceradyne and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Ceradyne and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of Ceradyne as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Ceradyne has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by Ceradyne in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Ceradyne shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d) Annual Forecasts. As soon as practicable and in any event no later than 30 days after the end of each Fiscal Year, forecasts prepared by management of Ceradyne, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the ensuing four fiscal quarters.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Contract or material instrument, indenture, loan or credit or similar agreement regarding or related to any material breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of such Loan Party or any of its Subsidiaries or otherwise have a Material Adverse Effect and copies of any material amendment, modification or waiver of any provision of any Material Contract or material instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Material Contracts and such material instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) Revenue Agent Reports. Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which any Loan Party is a member.

(j) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(k) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Loan Parties and their Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(l) Debt Ratings. As soon as is possible and in any event within five days after a change in Ceradyne’s Debt Ratings by S&P or Moody’s, notice of such change.

(m) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties will:

(a) Leverage Ratio. Have at the end of each fiscal quarter during each period set forth below a Leverage Ratio of not more than the amount set forth below opposite such period:

Period	Ratio
Closing Date through September 30, 2005.	3.00 : 1.00
October 1, 2005 through September 30, 2007	2.75 : 1.00
October 1, 2007 and thereafter	2.50 : 1.00

(b) Fixed Charge Coverage Ratio. Have at the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 1.50 : 1.00.

(c) Capital Expenditures. Not make, nor permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year to exceed $25,000,000 in Fiscal Year 2004 and $15,000,000 thereafter; provided that all or any of such amount that is not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in (but only in) the next succeeding Fiscal Year (with the new $15,000,000 permitted amount for each Fiscal Year being deemed to be expended first in such Fiscal Year).

For purposes of calculating the financial covenants set forth in this Section 5.04, the components of each financial ratio shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisition closed during such period, including, with respect to EBITDA and without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisition closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

SECTION 5.05. Limitations of Undertakings. Notwithstanding the foregoing provisions of Section 5.02 (but without prejudice to any of the obligations thereunder of any Loan Party not incorporated in Germany), the undertakings set out in Sections 5.02(c) through (j), (l), (n), (o) and (s) (the “Relevant Undertakings”) are not and shall not be given by any German Loan Party. However:

(a) each German Loan Party shall give to the Administrative Agent not less than 20 Business Days’ prior written notice if it or any of its Subsidiaries proposes to take or permit any action or circumstance which, if all the Relevant Undertakings had been given by that German Loan Party on the date hereof and had thereafter remained in force, would constitute a breach of any of the Relevant Undertakings;

(b) the Administrative Agent shall be entitled, within ten Business Days of receipt of notice under sub-paragraph (a) above, to request that the German Loan Party supply to the Administrative Agent in sufficient copies for the Lenders, such further relevant information as the Administrative Agent (acting reasonably) may consider necessary for the purposes of this Section 5.04, and the German Loan Party shall supply such further information promptly and in any event within ten Business Days of the request therefor, subject to any relevant confidentiality obligations;

(c) if any Lender considers that the relevant action or circumstance (taken alone or together with other actions or circumstances, whether or not permitted hereunder), may have a Material Adverse Effect or materially and adversely affects its interests as a Lender under the Loan Documents, it may so notify the Administrative Agent in writing;

(d) if, by not later than the date ten Business Days after receipt by the Administrative Agent of notice pursuant to sub-paragraph (a) above (or, if later and additional information has been requested pursuant to sub-paragraph (b) above, by not later than the date 10 Business Days after receipt by the Administrative Agent of such additional information if received within the prescribed time or the date 10 Business Days after the request therefor if not) the Administrative Agent has received notices pursuant to sub-paragraph (c) above from Lenders which constitute the Required Lenders, the Administrative Agent shall promptly notify the Foreign Borrower and the Lenders; and

(e) if the Administrative Agent gives notice to the Foreign Borrower pursuant to sub-paragraph (d) above or the relevant action is undertaken or circumstance is permitted before the date two Business Days after the latest time for the receipt by the Administrative Agent of notices pursuant to sub-paragraph (d) above, the undertaking of the relevant action or permitting of the relevant circumstances shall immediately constitute an Event of Default.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) any Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in (i) Sections 2.14, 5.01(e), (f), (i), (j), (p), (t), (u) or (v), 5.02 or 5.04 after the relevant time for performance or observation of such term, covenant or agreement, (ii) Sections 5.03(b) or (c), in each case under this clause (ii), within five days after the relevant time for performance or observation of such term, covenant or agreement, or (iii) Sections 5.03(d), (i) or (k), in each case under this clause (iii), within 30 days after the relevant time for performance or observation of such term, covenant or agreement; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by any Agent or any Lender Party; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of (or any payment under any Hedge Agreement with termination obligations of) at least $5,000,000 either individually or in the aggregate for all such Loan Parties and all such Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt (or Hedge Agreement); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) (i) any judgments or orders for the payment of money in excess of $5,000,000 individually or $20,000,000 in aggregate over the term of the Facility shall be rendered against any Loan Party or any of its Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company or, in the case of judgments or orders against the Foreign Borrower in the 5 year period following the Closing Date, at least “BBB” by A.M. Best Company, in each case covering full payment thereof (subject to applicable deductibles) and (y) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof); or

(k) a default under any Material Contract shall exist beyond (i) the expiration of any cure period available to any Loan Party thereto pursuant to the terms of such Material Contract or

(ii) the date on which the other contracting party is entitled to exercise its rights and remedies under such Material Contract as a consequence to such default, and the effect of any such default would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Party or any Subsidiary thereof is debarred or suspended from contracting with any Governmental Authority; or (ii) a notice of debarment or suspension has been issued to or received by any Loan Party or any Subsidiary thereof; or (iii) an investigation by any Governmental Authority relating to any Loan Party or any Subsidiary thereof and involving fraud, deception or willful misconduct shall have been commenced in connection with any Material Contract or any Loan Party’s or any Subsidiary’s activities which would reasonably be expected to have a Material Adverse Effect; or (iv) the actual termination of a Material Contract due to alleged fraud, deception or willful misconduct which would reasonably be expected to have a Material Adverse Effect; or

(m) a Change of Control shall occur; or

(n) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

(o) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000; or

(p) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request of the Required Lenders, or may, by notice to the Borrowers, declare all or any portion of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by any Revolving Credit Lenders pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request of the Required Lenders, or may, by notice to the Borrowers, declare all or any portion of the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under applicable Bankruptcy Law, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by any of the Revolving Credit

Lenders pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender and Issuing Bank (if applicable)) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Wachovia and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, if any, Wachovia shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Wachovia in its individual capacity. Wachovia and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Wachovia was not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Revolving Credit Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.

(c) For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the aggregate unused portions of their respective Revolving Credit Commitments; provided that the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank and the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent which shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letters of Credit Agreement and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.07, 2.08(b) and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

SECTION 7.08. Collateral and Guaranty Matters. The Lender Parties and the Secured Hedge Banks irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent (and/or the Lender Parties and the Secured Hedge Banks, as the case may be) under any Loan Document or Secured Hedge Agreement and to retransfer or reassign, as the case may be, any assets that were transferred or assigned for security purposes to the Collateral Agent under the Loan Documents governed by German law, (i) upon termination of the Commitments and payment in full of all Secured Obligations

(other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.

SECTION 7.09. Other Agents; Arrangers and Managers. None of the Lender Parties or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “book manager,” “bookrunner,” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 7.10. Release from section 181 of the German Civil Code. Each of the Agents shall be released from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch, BGB).

SECTION 7.11. Power of Attorney for German Collateral Agreements. (a) Each Secured Party hereby authorizes the Collateral Agent to act on its behalf and in its name and to represent it in any way whatsoever in connection with the preparation, execution and delivery of each German Collateral Agreement and the perfection and monitoring of each security interest granted under any German Collateral Agreement (a “German Security Interest”), including, but not limited to, any pledge agreement with respect to shares or partnership interests in a German company in notarial form, as well as any other pledge, mortgage, assignment or transfer of title for security purposes. This power of attorney shall include the power to enter into and agree the terms of and any amendments to, any agreements which are necessary or desirable in this context, the power to make and receive any and all declarations and to perform any and all actions which are necessary or appropriate in this context, whether in private written form (private Schriftform) or in notarial form. The Collateral Agent shall have the sole power of attorney, it shall be released from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch, BGB ) and shall be authorized to delegate this power of attorney, including the restrictions of Section 181 of the German Civil Code.

(b) The Collateral Agent shall: (i) hold such German Security Interest, if any, which is transferred or assigned by way of security (Sicherungsübereignung/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht akzessorische Sicherheit) as trustee (Treuhänder) for the benefit of the Lender Parties; and (ii) administer in the name and on behalf of the Lender Parties such German Security Interest which is pledged (Verpfändung) or otherwise transferred under an accessory security right (akzessorische Sicherheit) to the Collateral Agent and the other Lender Parties.

SECTION 7.12. Power of Attorney for French Pledge Agreement. Each Lender Party hereby irrevocably authorizes the Collateral Agent to act on its behalf and, if required under applicable law or if otherwise appropriate, in its name in connection with the preparation, execution and delivery of the

French Pledge Agreement and the perfection and monitoring of each security interest granted under the French Pledge Agreement.

SECTION 7.13. Abstract Acknowledgement of Indebtedness/Joint Creditorship. (a) Each of the parties hereto agree, and the Loan Parties acknowledge by way of an abstract acknowledgement of indebtedness (abstraktes Schuldanerkenntnis), that each and every obligation of any such Loan Party (and any of its successors), in the amounts of $160,000,000 plus interest, fees and other amounts payable under this Credit Agreement and the other Loan Documents, is joint and several, and shall also be owing in full to the Collateral Agent, and that accordingly the Collateral Agent will have its own independent right to demand performance by such Loan Party of those obligations (the “Acknowledgement”). The Collateral Agent undertakes with the relevant Loan Party that (i) in case of any discharge of any obligation owing to any Lender Party, the Collateral Agent will not, to the extent of such discharge, make a claim against such Loan Party under the Acknowledgement and (ii) it will not, at any time, make any claim against any Loan Party exceeding the amount then owed by such Party under the Loan Documents. The Collateral Agent agrees that it shall apply any amount received by it from any Loan Party on account of the Secured Obligations in accordance with the terms of the Loan Documents.

(b) (i) Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Lender Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Lender Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Lender Party to take appropriate steps in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount. (ii) Each of the Loan Parties and each of the Lender Parties (other than the Collateral Agent) agrees that the Collateral Agent shall be the joint creditor (together with the relevant Lender Parties) of each and every obligation of any Loan Party towards each of the Lender Parties (other than the Collateral Agent) under the Loan Documents. Accordingly the Collateral Agent will have its own independent right to demand performance by the relevant Loan Party of those obligations irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Lender Parties resulting from failure by them to take appropriate steps in an insolvency proceeding of that Loan Party to preserve their entitlement to be paid those amounts. However, any discharge of any such obligation to either the Collateral Agent or a Lender Party (other than the Collateral Agent) shall, to that extent, discharge the corresponding obligation owing to the other. (iii) Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Lender Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Lender Party (other than the Collateral Agent) except with the consent of the relevant Lender Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under, or to enforce any Collateral Document as contemplated by, this deed and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the foregoing).

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty. (a) (i) Each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Secured Obligations of each Loan Party now or hereafter existing under the Loan Documents and the Secured Hedge Agreements including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Secured Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, expenses or otherwise (such Secured Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable counsel fees and expenses) incurred by the Administrative Agent, the Lender Parties or the Secured Hedge Banks in enforcing any rights under this Guaranty, any other Loan Documents or any of the Secured Hedge Agreements. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by each Loan Party to the Administrative Agent, any Lender Party or any Secured Hedge Bank under or in respect of the Loan Documents or the Secured Hedge Agreements but for the fact that they are unenforceable or not allowable or stayed due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

(b) Each Guarantor and, by its acceptance of this Guaranty, the Administrative Agent and each of the other Secured Parties, hereby confirm that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state Laws covering the protection of creditors’ rights or the relief of debtors to the extent applicable to this Guaranty and the Guaranteed Obligations hereunder. To effectuate the foregoing intention, each Guarantor, the Administrative Agent and each of the other Secured Parties hereby irrevocably agree that, solely with respect to the Guaranteed Obligations and the other liabilities of each Guarantor under this Guaranty which result from or arise out of its guarantee under subsection (a) of this Section 8.01 of the Obligations of the Loan Parties under or in respect of the Loan Documents, such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such Laws, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any other Guarantors in respect of the Obligations of such Guarantors under this Guaranty and any other Guaranty delivered pursuant to Section 5.01(j) or (k) and, in the case of this Guaranty, result in the Guaranteed Obligations and all other liabilities of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent or any Lender Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Administrative Agents or the Lenders with respect to the Guaranteed Obligations. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of each Guarantor under this Guaranty is a full guarantee of payment (and not merely of collection) and shall be irrevocable, absolute and unconditional irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereinafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower, any Guarantor or any of their Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of any Borrower, any Guarantor or any of their Subsidiaries;

(e) any change, restructuring or termination of the corporate or other legal structure or existence of any Borrower, any Guarantor or any of their Subsidiaries;

(f) any failure of the Administrative Agent or any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party now or hereafter known to the Administrative Agent or any Lender Party (the Guarantors waiving any duty on the part of the Administrative Agent or any Lender Party to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender Party upon the insolvency, bankruptcy or reorganization of any Borrower, any Guarantor or any of their Subsidiaries or otherwise, all as though such payment had not been made.

SECTION 8.03. Waiver. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the Loan Parties, any other guarantor or any other

Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and such Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or any Lender Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future Taxes and subject to the limitations set forth herein.

SECTION 8.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent.

SECTION 8.06. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now or hereafter acquire against any Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender Party against any Borrower, or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or terminated. If any amount shall be paid to such Guarantor in violation of the preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Administrative Agent or any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have been expired or been terminated, the Administrative Agent and the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

SECTION 8.07. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.07:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Administrative Agent otherwise agrees, such Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. Each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations, together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered, in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all post petition interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations.

SECTION 8.08. Guaranty Limitation of Foreign Borrower. (a) To the extent that the enforcement of this Guaranty given by the Foreign Borrower (hereinafter referred to as the “German Guarantor”) would result in a violation of Sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung - “GmbHG”)), the Administrative Agent shall after the enforcement of this Guaranty return to the German Guarantor an amount of the enforcement proceeds which is necessary to avoid such violation; provided that for the purposes of the calculation of the amount to be returned (if any), the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of stated share capital (Stammkapital) of the German Guarantor’s general partner after the date hereof that has been effected without the prior written consent of the Administrative Agent shall be deducted from the stated share capital (Stammkapital) (even if such increase of the stated share capital would be permitted under the Loan Documents);

(ii) loans provided to the German Guarantor’s general partner by any Affiliate as far as such loans are subordinated or qualify under Section 32a GmbHG shall be disregarded;

(iii) loans and other contractual liabilities incurred by German Guarantor’s general partner in violation of the provisions of any of the Loan Documents shall be disregarded; and

(iv) any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and which is not necessary for such German Guarantor’s or its general partner’s business (betriebsnotwendig), shall either be realized by such German Guarantor or its general partner or shall be taken into account with its market value.

(b) The limitations set out in paragraph (a) of this Section 8.08 only apply if and to the extent that within 5 Business Days following the notification by the Administrative Agent of its intention to enforce this Guaranty granted by the German Guarantor (the “Enforcement Notice”), the managing director(s) of its general partner on behalf of such German Guarantor has (have) confirmed in writing to the Administrative Agent (x) to what extent the enforcement of this Guaranty would result in a violation of Sections 30 and 31 GmbHG and (y) which amount of such Guaranty cannot be enforced as it would cause the net assets of such German Guarantor’s general partner to fall below its stated share capital (taking into account the adjustments set out in paragraph (a) above) and such confirmation is supported by evidence reasonably satisfactory to the Administrative Agent (including, for the avoidance of doubt, evidence with respect to the adjustments set out in paragraph (a) above).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and the applicable Loan Party and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any of the conditions specified, in the case of the Initial Extension of Credit, in Section 3.01, without the written consent of each Lender (other than any Lender that is, at such time, a Defaulting Lender);

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender or extend or increase the amount of the aggregate Commitments under any Facility without the written consent of each Lender;

(c) postpone any date scheduled for any payment of principal or interest under Section 2.04 or 2.07, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce or forgive the principal of, or the rate of interest specified herein on, any Advance or L/C Disbursement, or (subject to clause (iv) of the second proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or L/C Disbursement or to reduce any fee payable hereunder;

(e) change the order of application of any reduction in the Commitments or any prepayment of Advances between the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(a) and (b) respectively, in any manner that materially and adversely affects the Lenders under such Facilities or require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facilities remain in effect without the written consent of each such Lender directly affected thereby;

(f) change any provision of this Section 9.01 without the written consent of each Lender, or change (i) the definition of (A) “Required Lenders” without the written consent of each Lender, (B) ”Pro Rata Share” or “Required Revolving Credit Lenders”, without the written consent of each Revolving Credit Lender or (C) “Required Term Lenders” without the written consent of each Term Lender, or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (iii) Section 2.11(f) of this Agreement, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release any material Guarantor from the applicable Guaranty, without the written consent of each Lender;

(i) as to any Facility, impose any greater restriction on the ability of any Lender under such Facility to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the sum of (i) the unused portion, if any, of the Commitments under such Facility plus (ii) the total outstanding amount of the Commitments under such Facility, in each case, at such time then in effect. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Disbursements shall be deemed to be held by such Lender;

(j) change the description set forth in Section 2.06(b)(i) or (ii) (or any related definition set forth in Section 1.01) of any event giving rise to a required prepayment under such Section without the consent of the Required Revolving Credit Lenders and the Required Term Lenders;

(k) make any material change to the definition of Excess Cash Flow in the determination of the Administrative Agent, without the consent of the Requisite Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank and the Swing Line Bank, in addition to the Lenders required above, affect the rights or duties of the Issuing Bank or the Swing Line Bank, as the case may be, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by the Issuing Bank; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 9.07(k) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) no amendment, waiver or consent shall modify a Lender’s right to receive its ratable share of any payment made or proceeds distributed to which it is entitled under the Loan Documents without the consent of each Lender affected thereby; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including fax or e-mail communication) and mailed, telegraphed, telecopied, telexed or delivered, if to any Loan Party at the address specified below its name on the signature pages hereof or of a Security Agreement Supplement delivered pursuant to Section 5.01(j) or (k); if to any Initial Lender Party, the Swing Line Bank or the Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Administrative Agent or the Collateral Agent, at its address at 201 South College Street, Charlotte Plaza 8th Floor, Charlotte, North Carolina 28288, Attention: Lisa Van Note, Syndication Agency Services, Electronic Mail Address: lisa.vannote@wachovia.com, Telephone No. (704) 715-1828; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (a) actual receipt by the relevant party hereto and (b) (i) on the date of delivery if delivered by hand or sent by electronic mail or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by fax of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and/or the Agents to distribute communications, such as financial statements and other information as provided in Section 5.03, and to distribute Loan Documents for execution by the parties thereto, and the Administrative Agent and the Agents shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except for their own gross negligence or willful misconduct. The Administrative Agent and the Lender Parties shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of any Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent and each Lender Party from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower in accordance with this Agreement, other than, with respect to any Agent or Lender Party, the losses, costs, expenses and liabilities that result from the gross negligence or willful misconduct of such Agent or Lender Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03. No Waiver; Remedies; Entire Agreement. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect hereto.

SECTION 9.04. Costs and Expenses. (a) The Loan Parties agree to pay on demand (i) all out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, arrangement, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of a single counsel for the Agents with respect thereto, with respect to advising each Agent as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all out-of-pocket costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto). The Loan Parties further agree to pay any stamp or other taxes that may be payable in connection with the execution or delivery of any Loan Document.

(b) The Loan Parties agree to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Loan Parties also agree not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any LIBOR Rate Advance is made by any US Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrowers pursuant to Section 9.07(a), or if any Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrowers shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Loan Parties contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Required Lenders, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the any Loan Party against any and all of the Obligations of the Loan Parties now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify such Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender Party and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Loan Parties (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days’ notice to such Lender and the Administrative Agent will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Advances (including, for the purposes of this Section 9.07(a), participations in Letters of Credit and in Swing Line Advances) owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent) under each Facility for which a Commitment is being assigned, (iii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Advances or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, such assignment shall be approved by the Administrative Agent and, so long as (A) no Default shall have occurred and be continuing at the time of effectiveness of such assignment, or (B) the Administrative Agent shall not have determined that such assignment is necessary to achieve a successful syndication of the Facilities, the US Borrowers (in each case such approvals not to be unreasonably withheld or delayed), (v) each such assignment shall be to an Eligible Assignee, (vi) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the Issuing Bank and the Swing Line Bank unless the person that is proposed is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), (vii) each such assignment made as a result of a demand by the Loan Parties pursuant to this Section 9.07(a) shall be arranged by the Loan Parties after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (viii) no Lender shall be obligated to make any such assignment as a result of a demand by the Loan Parties pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either one or more Loan Parties or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (ix) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (x) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and (except in the case of any such assignment by a Lender to an Affiliate or Approved Fund of such Lender) a processing and recordation fee of $3,500 (provided, that simultaneous or substantially contemporaneous assignments by a Lender to multiple assignees shall be treated as a single assignment for purposes of such fee); provided, however, that for each such assignment made as a result of a demand by the Loan Parties pursuant to this Section 9.07(a), the Loan Parties shall pay to the Administrative Agent the applicable processing and recordation fee.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or the Issuing Bank, as the case may be, hereunder and (ii) the Lender or the Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or the Issuing Bank’s rights and obligations under this Agreement, such Lender or the Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and, as agent for the Borrower solely for such purpose, a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties or any Agent or, as to any matter relating to its interest in the Loans or Commitments, any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Loan Parties and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, each applicable Loan Party, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

(f) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with (except in the case of any such assignment by a Lender to an Affiliate or Approved Fund of such Lender) a processing and recordation fee of $3,500 (provided, that simultaneous or substantially contemporaneous assignments by a Lender to multiple assignees shall be treated as a single assignment for purposes of such fee).

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances (including such Lender’s participations in Letter of Credit Advances and/or Swing Line Advances) owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Loan Parties, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(h) Any Lender Party may, in connection with any assignment, pledge or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee, pledgee or participant or proposed assignee or participant any information relating to the Loan Parties furnished to such Lender Party by or on behalf of the Loan Parties; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the holder of, trustee, agent or other representative for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, that unless and until such holder, trustee, agent or other representative actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such Person shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such Person may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Loan Parties (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Bank shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Loan Parties and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

(l) Notwithstanding anything to the contrary contained herein, if at any time Wachovia assigns all of its Commitments and Advances pursuant to Section 9.07(a), Wachovia may, (i) upon 30 days’ notice to the Loan Parties and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Loan Parties, resign as Swing Line Bank. In the event of any such resignation as Issuing Bank or Swing Line Bank, the Loan Parties shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Loan Parties to appoint any such successor shall affect the resignation of Wachovia as Issuing Bank or Swing Line Bank, as the case may be. If Wachovia resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letter of Credit Advances outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Advances with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.03). If Wachovia resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.02.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by fax of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. No Liability of the Issuing Bank. Each Loan Party assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that each Loan Party shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to such Loan Party, to the extent of any direct, but not consequential, damages suffered by such loan party that such Loan Party proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the US Borrowers, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at such Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 9.12. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.13. Judgment Currency. The Obligations of the Borrowers in respect of any sum due to any Lender Party or any Agent hereunder shall, notwithstanding any judgment in a currency other than Dollars (the “Judgment Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender Party or such Agent of any sum adjudged to be so due in the Judgment Currency, such Lender Party or such Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender Party or such Agent, the Borrowers agree as a separate obligation and notwithstanding any such judgment, jointly and severally to indemnify each Lender Party and each Agent, as the case may be, against such loss.

SECTION 9.14. Foreign Borrower Collateral. The security interests granted by the Foreign Borrower under the Collateral Documents are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations; provided, that the security interests granted by the Foreign Borrower under the Collateral Documents shall secure the Secured Obligations in an amount not to exceed EUR 104,073,429.29 (or such other amount as agreed as adjusted purchase price between the Seller and Ceradyne in writing and notified by the Escrow Agents in writing to the Collateral Agent) until such amount shall have been irrevocably received in the account designated by the Seller in writing to the Escrow Agents, at which time such security interests shall secure all of the Secured Obligations.

SECTION 9.15. Jurisdiction, Etc. (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO

BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Process Agent. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. In addition, each Loan Party not organized in the United States of America or a State thereof (each such Loan Party being herein called a “Foreign Loan Party”) hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 Eighth Street, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in Section 9.02 (such service to be effective seven days after mailing thereof). Each Foreign Loan Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act as such.

(d) Other Process. Nothing in this Section 9.15 shall affect the right of any Lender Party or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the right of any Lender Party or the Administrative Agent to bring any suit, action or proceeding against each Loan Party or its property in the courts of other jurisdictions, including Canada.

SECTION 9.16. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.17. WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CERADYNE, INC., as a Borrower and a Guarantor

By
Title:

[Address]

CERADYNE ESK, LLC, as a Borrower and a Guarantor

By
Title:

[Address]

ESK CERAMICS GMBH & CO. KG, as a Borrower and a Guarantor

By
Title:

[Address]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By
Title:

Initial Lenders

[NAME OF LENDER]

By
Title: